As filed on January 26, 1999                               File No. 333-61533

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               [(AMENDMENT NO. 2)]


                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                          7999               84-1334921
  (State of jurisdiction of    (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                  5335 WEST 48TH AVENUE, DENVER, COLORADO 80212
                                 (303) 458-1000
          (Address and telephone number of principal executive offices)

                         5335 WEST 48TH AVENUE, DENVER,
                  COLORADO 80212 (Address or principal place of
                business or intended principal place of business)

                                WILLIAM D. LEARY
                             PRESIDENT AND TREASURER
                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                              5335 WEST 48TH AVENUE
                             DENVER, COLORADO 80212
                                 (303) 458-1000
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

        John A. Hutchings, Esq.                           Robert P. Abdo, Esq.
        Fay M. Matsukage, Esq.                   Abdo & Abdo, A Professional Association
Dill Dill Carr Stonbraker & Hutchings, P.C.                710 Northstar West
     455 Sherman Street, Suite 300                        625 Marquette Avenue
        Denver, Colorado 80203                        Minneapolis, Minnesota 55402
            (303) 777-3737                                   (612) 333-1526
          fax (303) 777-3823                              fax (612) 342-2608

Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS                             PROPOSED MAXIMUM      PROPOSED MAXIMUM
    OF SECURITIES TO BE        AMOUNT TO BE        OFFERING PRICE PER    AGGREGATE OFFERING          AMOUNT OF
        REGISTERED              REGISTERED              UNIT (1)                PRICE            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock                     1,150,000                $5.00              $5,750,000              $1,696.25
                                shares (2)
-----------------------------------------------------------------------------------------------------------------
Placement Agent's                 100,000                 $.01                 $1,000                  $0.30
Warrants                         warrants
-----------------------------------------------------------------------------------------------------------------
Common Stock                      100,000                 $6.00               $600,000                $177.00
underlying                      shares (3)
Placement Agent's
Warrants
-----------------------------------------------------------------------------------------------------------------
Total                                                                        $6,351,000              $1,873.55
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Includes 150,000 shares to cover the Placement Agent's over-allotment option.

(3) An indeterminate number of additional securities are registered hereunder which may be issued, as provided in the Placement Agent's Warrants and Warrant Agreement, in the event provisions against dilution become operative. No additional consideration will be received by the Registrant upon issuance of such additional securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


              Subject To Completion, Dated January 26, 1999


                                1,000,000 SHARES
                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                                  COMMON STOCK
                             ----------------------

     All of the 1,000,000 shares of Common Stock offered hereby (the "Shares") are being issued and sold by Proformance Research Organization, Inc., ("P.R.O." or the "Company"). The Company's principal executive offices are located at 5335 West 48th Avenue, Suite 200, Denver, Colorado 80212,
(303) 458-1000.

     Prior to this offering, there has been no public market for the Common Stock of the Company. See "PLAN OF DISTRIBUTION" for a discussion of the factors considered in determining the initial public offering price. The shares of Common Stock are offered by the Company and the Placement Agent on a "best efforts" "all or none" basis, subject to prior sale and subject to the Company's and the Placement Agent's right to reject orders in whole or in part. Application will be made for quotation of the Common Stock on the Nasdaq Small Cap Market under the symbol "PROO" once the Company meets listing standards. All proceeds from the sale of the Shares will be transmitted by noon of the next business day following receipt thereof to a non-interest bearing escrow account with Bank Windsor, Minneapolis, Minnesota (the "Escrow Agent"). Unless all 1,000,000 Shares are sold within 90 days from the date of this Prospectus (which may be extended for up to 90 additional days by mutual agreement between the Company and the Placement Agent), the offering will be withdrawn and the Escrow Agent will promptly return all funds to purchasers without deduction therefrom or interest thereon. A purchaser's payment tendered to the Escrow Agent cannot be returned to the investor until the offering period has expired and the offering has been withdrawn. See "PLAN OF DISTRIBUTION."

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK WITH THE POSSIBILITY OF LOSS OF INVESTMENT, ARE SPECULATIVE SECURITIES, AND WILL RESULT IN IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR
              ANY STATE SECURITIES COMMISSION PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                    SELLING             PROCEEDS TO THE
                                        PRICE TO PUBLIC       COMMISSIONS (1)(2)(4)     COMPANY (3)(4)
--------------------------------------------------------------------------------------------------------
Per Share........................            $5.00                   $0.50                   $4.50
--------------------------------------------------------------------------------------------------------
Total............................          $5,000,000              $500,000               $4,500,000
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933.

(2) In addition, the Placement Agent will receive warrants to purchase a number of shares equal to 10% of the number of Shares sold by the Placement Agent, at an exercise price of $6.00 per share, expiring 5 years from the date of sale. See "PLAN OF DISTRIBUTION."

(3) Before deducting expenses of this offering, payable by the Company and estimated at $100,000 and non-accountable expenses payable to the Placement Agent in the amount of 3% per Share sold, for total maximum expenses of $250,000. See "USE OF PROCEEDS."


(4) Proformance Research Organization/Weiner, Inc. and/or Vanguard 21st Century Weiner Inc., entities controlled by John C. Weiner Jr., one of the Company's directors, has subscribed for all Shares remaining unsold at the end of the offering. See "CERTAIN TRANSACTIONS - Weiner Subscription Agreement." The Placement Agent is not entitled to receive any selling commission on the sale of any such shares. See "PLAN OF DISTRIBUTION."


                          GLOBAL FINANCIAL GROUP, INC.
                        100 WASHINGTON SQUARE, SUITE 1319
                          MINNEAPOLIS, MINNESOTA 33401
                                  (800)321-1894

                                 _________, 1999

                                   [PHOTOS]

                             ADDITIONAL INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (including amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the office of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

     As a result of this offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements, and other information with the Commission. The Company will furnish its shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

     IN CONNECTION WITH THE OFFERING, THE PLACEMENT AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

For California Residents:


    OFFERS AND SALES IN THIS OFFERING IN CALIFORNIA MAY ONLY BE MADE TO INVESTORS WHO HAVE MINIMUM ANNUAL GROSS INCOMES OF AT LEAST $65,000 AND MINIMUM NET WORTHS OF AT LEAST $250,000, OR, IN THE ALTERNATIVE, TO INVESTORS WHO HAVE NET WORTHS OF AT LEAST $500,000 REGARDLESS OF ANNUAL GROSS INCOMES. NET WORTH IS TO BE DETERMINED EXCLUSIVE OF EQUITY IN THE INVESTOR'S HOME, HOME FURNISHINGS, AND AUTOMOBILES. A FURTHER SUITABILITY STANDARD IS THAT THE INVESTOR'S TOTAL PURCHASE NOT EXCEED 10% OF HIS OR HER NET WORTH.


For New Jersey Residents:


    OFFERS AND SALES IN THIS OFFERING IN NEW JERSEY MAY ONLY BE MADE TO ACCREDITED INVESTORS AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. UNDER RULE 501, TO BE AN ACCREDITED INVESTOR AN INDIVIDUAL MUST HAVE (A) A NET WORTH OR JOINT NET WORTH WITH SUCH INDIVIDUAL'S SPOUSE OF MORE THAN $1,000,000 OR (B) INCOME OF MORE THAN $200,000 IN EACH OF THE TWO MOST RECENT YEARS OR JOINT INCOME WITH SUCH INDIVIDUAL'S SPOUSE OF MORE THAN $300,000 IN EACH OF THOSE YEARS AND A REASONABLE EXPECTATION OF REACHING THE SAME INCOME LEVEL IN THE CURRENT YEAR. OTHER STANDARDS APPLY TO INVESTORS WHO ARE NOT INDIVIDUALS. THERE WILL BE NO SECONDARY SALES OF THE SECURITIES TO PERSONS WHO ARE NOT ACCREDITED INVESTORS FOR 90 DAYS AFTER THE DATE OF THIS OFFERING BY THE UNDERWRITER AND SELECTED DEALERS.

                               PROSPECTUS SUMMARY
                                   THE COMPANY

     Proformance Research Organization, Inc. ("P.R.O." or the "Company") earns revenue from three sources: (1) providing golf instruction services to recreational golfers wishing to improve their game; (2) training of golf instructors for certification and to maintain accreditation with the Professional Golf Association of America (the "PGA"); and (3) sales of golf related products such as instructional materials and golf equipment, either produced by the Company or as a reseller of products produced by third parties. P.R.O. provides golf instruction through three primary avenues - (1) golf schools located at independent resorts, to which students generally travel for intensive 2-4 day programs ("Destination Golf Schools"), (2) franchised learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers") and (3) training of golf instructors for teaching certification, which training is conducted at P.R.O. headquarters, Destination Golf Schools and Learning Centers.


     P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, six of which are currently operating, one of which is scheduled to open in January 1999, and one of which is scheduled to open in March 1999. In addition, P.R.O. is currently operating two Learning Centers. P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts. This arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. currently markets its own line of instructional video tapes and booklets, tied to the curriculum taught at its Destination Golf Schools and Learning Centers. P.R.O. recently signed an agreement to market, on a non-exclusive basis, the FILA line of golf clubs, bags, hats, gloves and umbrellas. In addition, P.R.O. will be utilizing the Slazenger-Registered Trademark- Fitting System at P.R.O. facilities for the purposes of distributing custom fit putters to P.R.O. students.


     P.R.O. believes that it is distinguished from its competitors on the basis of the quality of its facilities, its unique curriculum, and its experienced management team and staff. P.R.O.'s curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. The basis of P.R.O.'s curriculum is physical fitness and focus on the mental approach to the game, which the Company believes are currently popular among golfers on the professional tours.

     P.R.O., Proformance Research Organization, CGT, and CGTA are registered trademarks of the Company. This prospectus may contain other trade names and trademarks of the Company.

     The Company was founded in Colorado in 1991 under the name World Associates, Inc. and was reincorporated in Delaware effective July 31, 1998 under the name Proformance Research Organization, Inc. (the "Reincorporation"). P.R.O. Property, Inc., a Colorado corporation ("PPI"), is a wholly-owned subsidiary of the Company. All references to the Company herein include the predecessor corporation and PPI. The following summary is qualified in its entirety by the detailed information and the financial statements, including the notes thereto, appearing elsewhere herein. Unless otherwise indicated, the information herein (i) assumes no exercise of the Placements Agent's over-allotment option, (ii) has been adjusted to reflect conversion ratios of 2.8-to-1 for the Common Stock and 3.5-to-1 for the Series A and Series B Preferred Stock in the Reincorporation, and (iii) has been adjusted to reflect the conversion of all outstanding shares of Series A and Series B Preferred Stock into Common Stock upon the Closing of the offering.

                                  THE OFFERING

Common Stock offered by the Company..... 1,000,000 shares

Common Stock to be outstanding
after the offering...................... 4,987,300 shares (1)

Use of proceeds......................... Estimated net proceeds of $4,250,000 to be used for site development expenses;
                                         advertising, repayment of short-term
                                         debt, site start-up costs, acquisitions,
                                         product inventory, and working capital.
                                         The report of the independent auditors
                                         contains a going concern qualification
                                         due to operating losses incurred in
                                         recent years, the stockholders'
                                         deficiency, and negative working
                                         capital. See "RISK FACTORS," "USE OF
                                         PROCEEDS," and the Financial Statements.


                     SUMMARY SELECTED FINANCIAL INFORMATION

     The information shown below should be read in conjunction with the Company's historical audited financial statements and the notes thereto appearing elsewhere in this Prospectus. The interim period information is not necessarily indicative of the Company's results for the remainder of the year. See the Financial Statements.

                                            TEN MONTHS ENDED OCTOBER 31,        YEAR ENDED DECEMBER 31,
                                           -----------------------------      -----------------------------
                                              1998               1997              1997            1996
                                           -----------      ------------      -----------      ------------
                                           (UNAUDITED)       (UNAUDITED)
OPERATING DATA:
Revenues ................................  $   423,523      $   102,850       $   119,072      $   188,455
Gross profit ............................  $   208,491      $    66,191       $    23,527      $   181,204
Net loss ................................  $(1,235,790)     $  (592,246)      $  (692,998)     $  (349,004)
Net loss per share ......................  $     (1.37)     $     (0.68)      $    (0.798)     $    (0.418)

                                                  OCTOBER 31, 1998            DECEMBER 31,
                                           -------------------------------    ------------
                                             ACTUAL         AS ADJUSTED(2)       1997
                                           -----------      --------------    ------------
                                           (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency) ............  $  (890,665)     $ 2,809,335       $  (169,137)
Total assets ............................  $   142,958      $ 3,842,958       $    68,110
Total liabilities .......................  $ 1,371,050      $   821,050       $   559,338
Shareholders' equity (deficiency) .......  $(1,228,092)     $ 3,021,908       $  (491,228)



(1) Based on the Company's capitalization as of October 31, 1998. Excludes 242,200 shares issuable upon conversion of debt outstanding at October 31, 1998. See Note 6 of Notes to Audited Consolidated Financial Statements. Also excludes 118,600 shares issuable upon exercise of warrants outstanding at October 31, 1998.

(2) Adjusted to reflect the sale of 1,000,000 shares offered by the Company, based on an initial public offering price of $5.00 per share, after deducting estimated commissions and offering expenses, and the application of the net proceeds therefrom. Assumes no conversion of the current outstanding bonds of the Company.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS OFFERING INVOLVES SUBSTANTIAL RISKS ASSOCIATED WITH THE COMPANY AND ITS BUSINESS INCLUDING, AMONG OTHERS, RISKS ASSOCIATED WITH SUBSTANTIAL INDUSTRY COMPETITION, INSUFFICIENT REVENUES, AND A LIMITED OPERATING HISTORY.

     GOING CONCERN QUALIFICATION; SPECULATIVE SECURITIES; LIMITED OPERATING HISTORY. The shares of Common Stock offered hereby (the "Shares") are highly speculative securities and involve a high degree of risk. The Company has an extremely limited operating history. The Company had revenues of approximately $188,000 in 1996, $119,000 in 1997 and $423,500 in the ten
months ending October 31, 1998. Prior to that time, the Company had no operations related to its current business and had only limited operations related to a discontinued line of business. The Company had net losses of approximately $349,000 in 1996, $693,000 in 1997 and $1,235,800 in the ten
months ended October 31, 1998. To date, the Company has not achieved an operating profit in any period. As of October 31, 1998, the Company had an accumulated deficit of $2,606,413 (unaudited) and a stockholders' deficiency of $1,228,092 (unaudited). The report of the Company's auditors on the financial statements for the last fiscal year raised substantial doubt about the Company's ability to continue as a going concern. The limited operating history makes it difficult to predict the Company's future performance. There can be no assurance that the Company will be able to continue as a going concern if it cannot achieve a level of profitability that will allow it to repay its short-term and long-term debt. The Company has made a strategic decision to open several sites for its Destination Golf Schools and Learning Centers, despite the fact that there are significant overhead expenses associated with opening multiple sites. The resulting overhead expenses increase the amount of revenue required to achieve profitability. There can be no assurance that the Company will ever achieve an operating profit in any period, or that any profitability that may be achieved in the future can be sustained. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements.

     SIGNIFICANT LEVERAGE; DEBT SERVICE. As of October 31, 1998, the Company has outstanding long-term debt of $346,000 and short-term notes payable of $619,500. Although a significant portion of the long-term debt is convertible into Common Stock of the Company, there can be no assurance that the holders of such debt will elect to convert. The degree to which the Company is leveraged could materially and adversely affect the Company's ability to obtain future financing for working capital, site development, or other purposes, and could make it more vulnerable to the effects of adverse weather conditions, industry downturns, and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business, and other factors affecting the operations of the Company, many of which are beyond its control. The Company will require substantial amounts of cash to fund scheduled payments of principal of and interest on such indebtedness, future capital expenditures, and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations, there can be no assurance that it will be able to obtain alternative financing. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to acquire and develop future sites, to absorb adverse operating results, or to fund capital expenditures or increased working capital requirements may be adversely affected. Any failure by the Company to satisfy its obligations with respect to such indebtedness at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest) would constitute a default under such indebtedness and could cause a default under agreements governing other indebtedness of the Company. See the Financial Statements.

     COMPETITION. The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. The Company's Destination Golf Schools and Learning Centers compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities, lists hundreds of different sources of golf instruction in the U.S. Many of the local sites with which P.R.O.'s schools compete have greater local name recognition and resources than the Company. P.R.O.'s Destination Golf Schools compete with several destination golf schools operated throughout the U.S., including John Jacobs Golf Schools, David Leadbetter Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy, and Golf Digest Schools. Many of the schools with which the Company's Destination Golf Schools compete have greater resources, a larger number of sites, more prestigious locations, or affiliations with well-known and respected golfers or golf instructors than the Company. For example, John

Jacobs Golf Schools has 30 schools and Golf Digest Schools offer instruction at 15 sites. While the Company's management believes that the Company's program is unique in its emphasis on the mental approach to golf and its emphasis on physical conditioning, there can be no assurances that the Company will be able to compete in the marketplace. See "BUSINESS - Competition."

     DEPENDENCE ON KEY PERSONNEL. The Company is heavily dependent upon the efforts of its President, William D. Leary. See "MANAGEMENT." Currently, Mr. Leary is responsible for identifying and contracting with potential distributors and certified trainers and for evaluating potential new products. The loss of Mr. Leary's services could have a material adverse effect on the Company. Although the Company currently has an employment agreement with Mr. Leary, there can be no assurance that the Company will be successful in retaining Mr. Leary, or will be successful in attracting and retaining qualified personnel of the requisite caliber or in the requisite numbers to enable the Company to conduct its business as proposed. The Company does not have any key man life insurance on Mr. Leary.

     DISCRETION REGARDING USE OF PROCEEDS; FUTURE CAPITAL REQUIREMENTS. Although the Company intends to use the proceeds of the offering in the manner set forth under "USE OF PROCEEDS," the specific timing and manner of using the proceeds will be at the discretion of the Company's Board of Directors. The Company currently has limited capitalization and, without receiving the proceeds of this offering, will be restricted in the implementation of its strategy. Additional equity or debt financing may be required to implement future portions of the Company's strategy. In the event that the Company conducts an additional offering of stock or convertible debt, private or public, significant dilution to purchasers of Shares in this offering may occur. There can be no assurance that such capital will be available to the Company, or will be available on acceptable terms. Inability to obtain necessary capital on favorable terms may have significant adverse consequences, such as inability of the Company to achieve its business plan or even insolvency of the Company. See "USE OF PROCEEDS."

     SEASONALITY; RISK OF INCLEMENT WEATHER. Throughout much of the U.S., the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern United States, golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. The Company believes that business at its Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, the Company expects decreased revenues from Destination Golf School operations in May and September each year. The Company closes down many of its warm weather sites in May, with the staff of those sites moving to a summer site, and closes its summer sites in September with the staff returning to their warm weather sites. In each case, there is expected to be a one week lag between when one site closes and the other site opens. Of the Company's eight current Destination Golf Schools, three facilities will close during the summer (Phoenix, Tucson and Las Vegas), two will be open only during the summer (Keystone, Colorado and Lake Okoboji, Iowa), one site will be open for five months from late spring to early fall (Huff House, New York) and the remaining two will be open year-round (San Diego and St. Petersburg). Also, the Company's operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. In particular, in January and February 1998, the Company's facility in Phoenix was closed for an unusually high number of days and the opening of the Company's facilities in San Diego and St. Petersburg were delayed due to the effects of El Nino. The timing of any new facility openings, the seasons any such facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause the Company's future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, the Company's business and results of operations could be materially and adversely affected by future weather patterns that cause its sites to be closed, either for an unusually large number of days or on particular days on which the Company had booked a special event or a large number of students. Because most of the students at the Company's Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of the Company's sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Seasonality."

     MANAGEMENT OF GROWTH. The Company currently is experiencing a period of rapid and substantial growth that has placed, and is expected to continue to place, a strain on the Company's administrative and operational infrastructure.

The number of Company employees has increased from 11 full-time employees at January 31, 1996 to 17 full-time employees at October 31, 1998. The number of sites has increased from one Destination Golf School and no Learning Centers in June 1997 to six Destination Golf Schools (with two additional Destination Golf Schools under development scheduled to open in January 1999 and March
1999) and two Learning Centers at October 31, 1998. The Company's ability to manage its staff and growth effectively will require continued improvement in its operational, financial and management controls, reporting systems and procedures. In this regard, the Company is currently updating its management information systems to integrate financial and other reporting among the Company's multiple domestic and foreign offices. In addition, the Company intends to continue to increase its staff and to continue to improve financial reporting and controls for the Company's operations. There can be no assurance that the Company will be able to successfully implement improvements to its management information and control systems in an efficient or timely manner or that, during the course of this implementation, deficiencies in existing systems and controls will be discovered. If management of the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially and adversely affected. See "BUSINESS."


     LACK OF SUFFICIENT DISINTERESTED INDEPENDENT DIRECTORS. The Company has entered into several transactions with its officers, directors, and principal shareholders. The Board of Directors, which authorized the transactions, consists of Mr. Leary, the President of the Company, and two other directors, both of whom are shareholders of the Company. While the Company believes that these transactions are on terms that are no less favorable to the Company than those that could be obtained from unaffiliated third parties, it cannot be stated that the transactions were approved by a majority of independent disinterested directors. See "MANAGEMENT" and "CERTAIN TRANSACTIONS."

     VOTING CONTROL. Upon completion of the offering, the Company's President, William D. Leary, will have voting control over approximately 37.2% of the Company's voting stock. See "PRINCIPAL STOCKHOLDERS." One or more entities controlled by one of the Company's directors has subscribed for all Shares remaining unsold at the end of the offering. See "CERTAIN TRANSACTIONS - Weiner Subscription Agreement." If such entities purchased all of the Shares offered hereby, Mr. Weiner would own beneficially 21.1% of the Company's voting stock, and Messrs. Leary and Weiner would own beneficially a total of 58.3% of the Company's voting stock, excluding shares sold pursuant to the over-allotment option, sold pursuant to the exercise of outstanding warrants, and issued upon conversion of bonds. Consequently, Mr. Leary and Mr. Weiner may be able to control Company policy and the management of the Company's affairs. There can be no assurance that Mr. Leary and Mr. Weiner will vote in accordance with the wishes of investors in the Shares, or that Mr. Leary's views on management and operation of the Company will be the same as the views of investors in the Shares.

     ARBITRARY OFFERING PRICE; LACK OF PUBLIC MARKET FOR THE SECURITIES. There is currently no public market for the Shares and there can be no assurance that a market for the Company's stock will develop. Prior to this offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price has been determined arbitrarily by the Company and the Placement Agent. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that, if a market develops, the market price of the Common Stock will not decline below the initial public offering price. One or more entities controlled by a director of the Company has agreed to subscribe for, prior to the end of the offering period, the number of Shares then unsold in the offering. Sale of few Shares of Common Stock in the offering to investors other than such entities, and such Shares being sold to a small number of holders, could result in few Shares of Common Stock being available for public trading and a small number of holders of such Shares. In such circumstances, it would be very difficult for an active trading market to develop in the Shares. See "CERTAIN TRANSACTIONS - Weiner Subscription Agreement."

     POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that may be related or unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock of the Company may be highly volatile. Factors such as a small market float, fluctuations in the Company's operating results, failure to meet analysts' expectations, announcements of major developments by the Company or its competitors, developments with respect to the Company's markets, changes in stock market analyst recommendations regarding the Company, its competitors or the industry generally, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock after this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the future sale of equity securities. Upon completion of this offering the Company will have 4,987,300 shares of Common Stock outstanding based on its capitalization as of October 31, 1998, which reflects the conversion of all outstanding shares of Series A and Series B Preferred Stock into Common Stock upon the completion of this offering but does not give effect to the exercise of the Placements Agent's over-allotment option. In addition, the Company will have outstanding warrants to purchase 118,600 shares of Common Stock, and 242,200 shares of Common Stock will be issuable upon conversion of certain long-term debt, at the election of the holders thereof. Pursuant to an agreement with Sunkyong U.S.A., the Company may also become obligated to issue up to 320,000 shares of Common Stock. See "BUSINESS -International Operations." Of the 4,987,300 shares to be outstanding after the offering, the 1,000,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.


     The remaining 3,987,300 outstanding shares are "restricted securities" within the meaning of Rule 144 and may be resold only in compliance with that Rule. The holders of 3,687,500 of these shares have agreed with the Company that they will not sell their shares until 12 months from the completion of this offering. Of the shares that are not subject to this "lock-up" arrangement, 80,650 would become eligible for sale under Rule 144 upon the date of this Prospectus, 10,500 would become eligible in December 1998, 27,750 would become eligible in March 1999, 65,200 in April 1999, 40,250 in May 1999, and the remainder thereafter. Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "DESCRIPTION OF CAPITAL STOCK - Common Stock" and "SHARES ELIGIBLE FOR FUTURE SALE."

     APPLICABILITY OF "PENNY STOCK RULES." Federal regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act, which makes it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of previously sanctioned person. Therefore, if, the Common Stock were to be quoted on the Nasdaq Small Cap Market and priced below $5.00 per share, trading of the Common Stock would be subject to the provisions of Section 15(b)(6) of the Exchange Act. In such event, it may be more difficult for the broker-dealer to sell the Common Stock and purchasers of the Shares offered hereby may have difficulty in selling their Shares in the future in the secondary market.


     Accordingly, if the Company's Common Stock trades at less than $5.00 per share, it will be deemed to be a "penny stock."


     IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price of the Shares does not necessarily bear any relationship to assets, book value or net worth of the Company, or any other generally recognized criteria of value. The price for the Common Stock was established arbitrarily by the Company and the Placement Agent. Purchasers in the offering will suffer immediate and substantial dilution of $4.40 per share or approximately 88% of the offering price of the Shares. See "DILUTION."

     DIVIDEND POLICY. The Company has never declared or paid dividends on its capital stock. Except as required in its Articles of Incorporation, the Company currently does not intend to pay dividends in the foreseeable future so that it may reinvest its earnings in the development of its business. The payment of dividends in the future will be at the discretion of the Board of Directors. See "DIVIDEND POLICY."

     DEPENDENCE ON DESTINATION GOLF SCHOOL AND LEARNING CENTER LEASES. The Company currently has lease contracts with eight Destination Golf Schools and two Learning Centers. The Company's revenue potential is limited by the number of students it can accommodate at its sites. In addition, the Company believes that location is the most important factor for a golfer in choosing a golf school. If the Company is not able to renew such leases, at all or on favorable terms, the Company's revenue potential could be greatly diminished, due to both a reduction in the total number of students it can accommodate and due to a reduction in the number and variety of sites it offers. Inability to renew its site leases on favorable terms or find suitable replacement facilities could have a material adverse effect on the Company's financial condition and results of operations. See "BUSINESS."

     POTENTIAL LOSS OF PGA OF AMERICA RECOGNITION. The Company's golf schools have been recognized by the Professional Golfers Association of America (the "PGA"), which allows the Company to employ, and in turn offer instruction by, PGA-accredited teachers. The PGA is entitled to withdraw this recognition at any time, without cause, to impose conditions on such recognition, or to change the terms of such recognition. Any such change in the status of PGA recognition of the Company's golf schools could impair the Company's ability to retain qualified instructors in the numbers necessary to staff its Destination Golf Schools and Learning Centers, and could negate the Company's ability to train golf instructors for PGA certification. Loss, or change in the terms or status, of PGA recognition of the Company's golf schools could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS."


     POTENTIAL INABILITY TO LIST OR DELISTING OF COMMON STOCK ON NASDAQ SMALLCAP MARKET. Based on the assumed initial public offering price of $5.00 per share, and after application of the estimated net proceeds from the offering, the Company will be unable to meet certain initial listing criteria for the Nasdaq SmallCap Market unless the Shares covered by the over-allotment option are sold. Even if the Company is able to list the Common Stock on the Nasdaq SmallCap Market, it could be delisted. If the price of the Common Stock decreases from the initial public offering price, or if the Company continues to incur losses, it is possible that, in the near future, the Company could fall below the minimum price, aggregate value of market float, or net tangible assets criteria. If the Company's Common Stock is delisted from the Nasdaq SmallCap Market, liquidity of the Company's stock could be materially and adversely affected. The Company anticipates that immediately upon the completion of this offering, it will seek quotation on the OTC Bulletin Board through one or more market makers for its stock.


     "BEST EFFORTS, ALL OR NONE" OFFERING. The Shares offered hereby are being offered on a "best efforts" "all or none" basis. Unless all 1,000,000 Shares are sold within 90 days from the date of this Prospectus (which may be extended for up to 90 additional days by mutual agreement between the Company and the Placement Agent), the offering will be withdrawn and the Escrow Agent will promptly return all funds to purchasers without deduction therefrom or interest thereon. A purchaser's payment tendered to the Escrow Agent cannot be returned to the investor until the offering period has expired and the offering has been withdrawn. Proformance Research Organization/Weiner, Inc. and/or Vanguard 21st Century Weiner Inc., entities controlled by John C.
Weiner Jr., one of the Company's directors, has subscribed for all Shares remaining unsold at the end of the offering. See "Plan of Distribution."

     IMPACT OF THE YEAR 2000. The Company uses software in its financial, reservation processing and administrative operations. While the Company has been informed by substantially all of its business application software suppliers that their software is Year 2000 compliant, there can be no assurances that Year 2000 problems will not occur with respect to the Company's computer systems. In addition, the Year 2000 problem may affect other entities with which the Company transacts business or on which students of its golf schools depend, such as airlines and hotels. The Company cannot predict the effect of the Year 2000 problem on such entities or its consequent impact on the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Impact of the Year 2000."

                                    DILUTION

     As of October 31, 1998, the Company had an unaudited net tangible book value of $(1,233,260) or $(0.31) per share of Common Stock. Net tangible book value per share of Common Stock represents total tangible assets reduced by total liabilities, divided by the number of outstanding shares of Common Stock. Without taking into account any changes in net tangible book value after October 31, 1998, after giving effect to the sale by the Company of the 1,000,000 Shares offered hereby for net proceeds of $4,250,000, the pro forma net tangible book value of the Company's Common Stock at October 31, 1998 would have been $3,016,740 or $0.60 per share. Accordingly, after the offering, the net tangible book value of the shares of Common Stock held by the present shareholders would have increased $0.91 per share. Concurrently, new investors purchasing Shares in this offering would suffer substantial immediate dilution of $4.40 per share.

     The following table illustrates the foregoing dilution of a new investor's equity in a share of Common Stock:

     Offering price per share of Common Stock ........................              $    5.00

     Net tangible book value per common share before offering ........ $   (0.31)

     Increase per share attributable to new investors ................ $    0.91

     Pro forma net tangible book value per common
       share after offering ..........................................              $    0.60

     Dilution per common share to new investors ......................              $    4.40

     Percentage Dilution .............................................                    88%


     The following table sets forth, as of October 31, 1998, a comparison of the respective investment and equity of the current shareholders and investors purchasing Shares in this offering.


                              SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                            --------------------     ----------------------     PRICE PER
                              NUMBER     PERCENT       AMOUNT       PERCENT       SHARE
                            ---------    -------     ----------     -------     ----------
Existing shareholders ...   3,987,300      79.9%     $1,378,321       21.6%      $ 0.35

New investors ...........   1,000,000      20.1%      5,000,000       78.4%      $ 5.00
                            ---------     -----      ----------      -----
Total ...................   4,989,300     100.0%     $6,378,321      100.0%
                            ---------     -----      ----------      -----
                            ---------     -----      ----------      -----


                                 USE OF PROCEEDS

     The net proceeds to the Company are estimated to be $4,250,000 after deducting estimated legal, accounting, and other offering expenses estimated at $100,000, a 10% selling commission on all of the Shares, and a 3% non-accountable expense allowance payable to the Placement Agent. To the extent that more Shares are sold to entities controlled by a director of the Company for which the Placement Agent will not be paid a selling commission or expense allowance, the net proceeds will be increased. See "PLAN OF DISTRIBUTION." The Company intends to use the net proceeds as follows:



               APPLICATION OF PROCEEDS                                 AMOUNT            PERCENT
                                                                    ------------         -------
     Site Development Expenses (1)................................  $  1,000,000           23.5%
     Advertising (2)..............................................     1,000,000           23.5%
     Short-Term Debt (3)..........................................       550,000           12.9%
     Site Start-Up Costs (4)......................................       500,000           11.8%
     Acquisitions (5).............................................       500,000           11.8%
     Product Inventory (6)........................................       300,000            7.1%
     Working capital (7)..........................................       400,000            9.4%
                                                                    ------------          -----
     Total........................................................  $  4,250,000          100.0%
                                                                    ------------          -----
                                                                    ------------          -----

--------------------
(1) To cover the estimated costs of a new golf practice facility which is proposed to be constructed in the southwestern United States. See "BUSINESS
     - Golf Course Development and Management Strategy."

(2) To cover the cost of advertising and promotions in local, regional, and national publications, on television, attendance at trade shows, and direct marketing. See "BUSINESS - Marketing."

(3) To repay loans which bear interest at 8% and 10%, made by various third party lenders. All of the loans are unsecured. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

(4) To cover the costs of opening new facilities, which are primarily staff and instructor salaries and rent paid to the resort. See "BUSINESS - Acquisitions and Site Start-Up Costs."

(5) The Company proposes to acquire existing golf school operations. See "BUSINESS - Acquisitions and Site Start-Up Costs."

(6) The Company intends to have equipment for custom club fitting at all Destination Golf Schools and Learning Center locations, as well as teaching aids, and other golf-related goods such as clothing and gloves. See "BUSINESS - Product Sales."

(7) The Company does not intend to use any portion of amounts allocated for working capital to pay officers' salaries.

     These allocations indicate the Company's present intentions for the use of proceeds. However, future events may require a change in the allocation of funds. Any changes in proposed expenditures will be made at the discretion of the Board of Directors of the Company.

     The proceeds from any exercise of the Placement Agent's over-allotment option and warrants will be added to working capital.

     Pending such uses, the Company intends to invest the proceeds from this offering in short term, investment-grade, interest bearing securities.

                                 CAPITALIZATION

     The following table sets forth the current liabilities, long-term debt and capitalization of the Company as of October 31, 1998, and as adjusted to give effect to (1) the sale by the Company of 1,000,000 Shares offered hereby at an offering price of $5.00 per Share, (2) the application of the net proceeds of $4,250,000, and (3) the conversion of all outstanding shares of Series A and Series B Preferred Stock into Common Stock upon the closing of the offering. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                            OCTOBER 31, 1998
                                                                                     --------------------------
                                                                                              (UNAUDITED)
                                                                                        ACTUAL        ADJUSTED
                                                                                     -----------    -----------

Current liabilities ................................................................ $   985,960    $   435,960
                                                                                     -----------    -----------
                                                                                     -----------    -----------
Long-term debt ..................................................................... $   346,000    $   346,000
                                                                                     -----------    -----------
Stockholders' deficiency:
   Preferred stock, Series A, convertible, cumulative, $.0001 par value per share, 500,000 shares authorized,
      216,600 shares issued and outstanding (1) ....................................   1,083,390             --
   Preferred stock, Series B, convertible, cumulative,
      $.0001 par value per share, 500,000 shares authorized,
      185,200 shares issued and outstanding ........................................     212,800             --
   Common stock, $.0001 par value per share;
      10,000,000 shares authorized, 2,581,000 shares issued,
      4,987,300 issued as adjusted for the offering (1) ............................      82,131      5,628,321
   Accumulated deficit .............................................................  (2,606,413)    (2,606,413)
                                                                                     -----------    -----------
Total stockholders' equity .........................................................  (1,228,092)     3,021,908
                                                                                     -----------    -----------
Total capitalization ............................................................... $  (882,092)   $ 3,367,908
                                                                                     -----------    -----------
                                                                                     -----------    -----------

-------------------
(1) Does not reflect the issuance of additional shares of Series A Preferred Stock and Common Stock subsequent to October 31, 1998.

                                 DIVIDEND POLICY

     The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors plans to retain earnings for the development and expansion of the Company's business. The Board of Directors also plans to regularly review the Company's dividend policy. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors as the Board of Directors may deem relevant. The Company is not restricted by any contractual agreement by paying dividends.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     P.R.O. provides golf instruction through three primary avenues - golf schools located at resorts, to which students generally travel for intensive 2-4 day programs ("Destination Golf Schools"), learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers"), and training of golf instructors for teaching certification. P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, and is currently operating two Learning Centers. The Company expected to be financed in January of 1998 and the delay in financing created a cash-flow problem due to the financial commitments that had been made to each of these facilities.


     P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts, allowing P.R.O. to offer first rate golf facilities at relatively low facilities cost and allowing P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. began operation of Destination Golf Schools at the locations and dates indicated below: Keystone Ranch Resort, Keystone, Colorado, June 1997; Wildfire Golf Course at Desert Ridge ("Wildfire"), Phoenix, Arizona, September 1997; Carlton Oaks Country Club, San Diego area, California, March 1998; Rhodes Ranch, Las Vegas, Nevada, March 1998; Huff House in the Catskills Mountains in New York, June 1998; Brooks Golf Club, Lake Okoboji, Iowa, June 1998; Bardmoor Golf Club, St. Petersburg, Florida, scheduled to open in January 1999; and Tucson National, Tucson, Arizona, scheduled to open in March 1999. In addition, P.R.O. began operation of Learning Centers in Scottsdale, Arizona, in January 1998, and at the Plum Creek Golf and Country Club, Denver, Colorado in June 1998.


     In addition, P.R.O. is currently in negotiation to open additional Destination Golf Schools in Myrtle Beach, South Carolina; Orlando, Florida; Palm Springs, California; Aspen, Colorado; and San Francisco, California. Such negotiations, however, are preliminary and there is no assurance that any of these locations will become P.R.O. instructional facilities.

     P.R.O.'s Destination Golf Schools and Learning Centers have opened at varying times over the past two years, and most of the Destination Golf Schools are closed during local off-seasons. As a result of changes in the number of facilities open from period to period, closing certain of the Destination Golf Schools during local off-seasons, and overall seasonality of the golf business, results of operations for any particular period may not be indicative of the results of operations for any other period.

     The Company has made a strategic decision to open several sites for its Destination Golf Schools and Learning Centers, despite the fact that there are significant one-time and recurring expenses associated with opening each site, and despite the fact that its existing sites were not operating at capacity.

     Originally, most site contracts for P.R.O.'s Destination Golf Schools provided for a fixed amount of monthly rent. P.R.O. has subsequently renegotiated some such site contracts to provide for rent on a per student basis, reducing the Company's fixed costs.

     For each Destination Golf School and Learning Center, the Company hires a site manager and a number of certified instructors based on anticipated demand. The Company offers 6 levels of instructor certification. Site managers are required to complete level 4 certification, and certified instructors are required to complete level 2 certification. Although level 2 certification can be achieved in a single session, level 4 certification requires at least one additional session. The Company provides training for its site managers and certified instructors at Company expense.

     For a brief time, the Company marketed a line of books and related products in the family self-help market, under the name Team Family -TM-. The Company discontinued that line of business in 1996, and devoted its full resources to its current golf operations. The Company's audited consolidated financial statements have been adjusted to exclude the effect of the discontinued operations, and the Company's results of operations for the year ended December 31, 1996 include a loss of $52,755 and a one-time write-off of $89,517, each related to the estimated loss on the anticipated disposition of the assets related to the Team Family line of business. See Consolidated Financial Statements and Note 8 of Notes to Consolidated Financial Statements.

TEN MONTHS ENDED OCTOBER 31, 1997 COMPARED TO TEN MONTHS ENDED OCTOBER 31, 1998

     TOTAL REVENUE. The Company had total revenue of $102,850 in the ten months ended October 31, 1997, compared to $423,523 of total revenue in the ten months ended October 31, 1998. The increase in total revenue was attributable primarily to the increase in the number of Destination Golf School and Learning Center sites operating in the 1998 period. During the first ten months of 1997, the Company had one Destination Golf School - Keystone, Colorado - open for a total of four months. During the first ten months of 1998, the Company had several sites open during portions of that period: Wildfire (Phoenix); Carlton Oaks (San Diego area); Rhodes Ranch (Las Vegas); Keystone; Brooks (Lake Okoboji); Huff House (Catskills); Scottsdale Learning Center; and Plum Creek (Denver area) Learning Center.

     COST OF REVENUE. Cost of revenues in the ten months ended October 31, 1997 was $36,659 or 36% of total revenue, compared to $215,032 or 51% of total revenue in the ten months ended October 31, 1998. Cost of revenue consists primarily of instructor salaries. The increase in cost of revenue as a percentage of total revenue in 1998 was due primarily to hiring of instructors for the Company's new sites, which operated below capacity. Opening of several sites was delayed, and revenue at open sites was negatively impacted, by the effects of an unusually wet winter in January, February and March 1998. See "Seasonality" below.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, consisting primarily of marketing and advertising expenses, expenses associated with recruiting and training P.R.O.'s Destination Golf School and Learning Center site managers and instructors, salaries for administrative, sales and marketing staff, and rent at the Company's headquarters, increased from $628,916 for the ten months ended October 31, 1997 to $1,380,519 for the ten months ended October 31, 1998. The increase was due primarily to expenses associated with recruiting and training instructors for the new sites, expenses associated with opening the new sites and rent at the new sites. The Company believes that its long-term cost structure will be more advantageous with site rentals based on fixed fees, and signed its new leases on this basis. However, the Company is currently operating below capacity at all of its sites. The Company determined to lower its short-term cost structure by renegotiating the rent for its summer sites to a per-student rent. Although this decreases the Company's fixed costs, if student volume is increased at the sites with per student rents, the Company's costs could actually be higher at those sites than at sites with fixed rents. The Company made a strategic decision to renegotiate the rent at its summer sites but not its winter sites because the Company hopes to receive financing that will allow it to engage in its planned advertising campaign by January 1999. The Company hopes that engaging in the planned advertising campaign will allow volume at its winter sites to be sufficient to support the fixed fee rents. However, there can be no assurance that financing will be received in time to engage in such advertising campaign in time to achieve sufficient volume at the winter sites to offset the fixed fee rents, or that such advertising campaign, if begun, will result in increased student volume.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Results for the year ended December 31, 1997 reflect the operation of the Keystone Destination Golf School for three months and the Wildfire Destination Golf School for four months. Results for the year ended December 31, 1996 reflect the Company's live test of its instructor certification program to produce data regarding its marketability and franchising methods. As a result of the change in the nature of the Company's operations from period to period, the comparison between the 1997 and 1996 periods may not necessarily be meaningful.

     Total revenue for 1997 was $119,072 as compared to $188,455 for 1996. Revenue in 1997 was derived primarily from the operation of P.R.O. Destination Golf Schools at Keystone and Wildfire, for three and four months respectively. Revenue in 1996 was derived primarily from the instructor certification program.

     Cost of revenue was $95,545 or 80.2% of sales in 1997, compared to $7,251 or 3.8% of sales in 1996. Cost of revenue in 1997 related to revenue from Destination Golf Schools and consisted primarily of site rental fees and instructor salaries. Cost of revenue in 1996 related primarily to revenue from the instructor certification program, a classroom program which was conducted in the Company's headquarters at no additional facilities cost. Costs of this program were primarily instructor salaries and program materials.

     Selling, general and administrative expenses consisted primarily of marketing and advertising expenses, expenses associated with recruiting and training P.R.O.'s Destination Golf School and Learning Center site managers and instructors, salaries for administrative, sales and marketing staff, and rent at the Company's headquarters. Selling, general and administrative expenses increased to $678,214 in 1997 from $366,496 in 1996, an increase of 85%. These expenses were greater in 1997 because the Company was in the process of identifying sites for its Destination Golf Schools and Learning Centers, establishing sites, training staff for the new sites, and advertising its new facilities. These start-up costs of establishing these new facilities are incurred in advance of advertising the sites and booking students into the sites. Having established an infrastructure for its Destination Golf School and Learning Center operations, management believes that the Company can now achieve economies of scale in certain of its operations, in particular advertising, student bookings, and billing.

LIQUIDITY AND CAPITAL RESOURCES

     The cash requirements of funding P.R.O.'s operations and expansion have exceeded cash flow from operations. The Company has satisfied its capital needs primarily through debt and equity financing. The Company continually explores raising additional capital through such means. The Company has an agreement with an entity controlled by a member of its Board of Directors under which such entity will subscribe for any Shares not otherwise subscribed for in the offering. See "CERTAIN TRANSACTIONS - Weiner Subscription Agreement."

     The Company's outstanding long-term indebtedness as of October 31, 1998 of $346,000 bears interest at a fixed rate of 12% and is due in 2002. Such indebtedness is convertible into Common Stock of the Company at a rate of $1.43 per share. Such indebtedness may be prepaid by the Company upon 30 days' notice. The Company presently does not intend to call such indebtedness for prepayment.

     At October 31, 1998, short-term notes payable was $619,500. Proceeds from this offering in the amount of $550,000 have been allocated for the repayment of short-term debt. See "USE OF PROCEEDS."

     The proceeds from this offering have been allocated primarily for expansion and growth types of purposes, such as site development for a new golf practice facility, advertising, the costs of opening new facilities, acquisitions, and product inventory. Only $550,000 has been allocated for repayment of short-term debt and bridge loans. Accordingly, it will become necessary for the Company's existing operations to be able to generate enough cash to cover existing commitments and obligations, such as lease rent for the facilities, instructors' salaries, and officers' salaries. The Company is obligated, pursuant to a five-year employment agreement to pay William D. Leary, the President of the Company, an annual salary of $120,000. See "CERTAIN TRANSACTIONS - Leary Employment Agreement."

     The Company believes that the proceeds of the offering, in conjunction with its existing cash balances and anticipated cash from operations, will be sufficient to meet the Company's current working capital needs for at least the next twelve months. However, there can be no assurance that the Company will not need to raise additional capital sooner, particularly to take advantage of any expansion opportunities, not currently anticipated, that may become available. In such event, there can be no assurance that additional capital will be available at all, at an acceptable cost, or on a basis that is timely to allow the Company to finance any such opportunities.

SEASONALITY

     Throughout much of the U.S., the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern U.S., golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. The Company believes that business at its Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, the Company expects decreased revenues from Destination Golf School operations in May and September each year. The Company closes down many of its warm weather sites in May, with the staff of those sites moving to a summer site, and closes its summer sites in September with the staff returning to their warm weather sites. In each case, there is expected to be a one week lag between when one site closes and the other site opens. For example, the Company's site manager and certified instructors for Wildfire will generally move to Keystone for the summer and the staff from

Rhodes Ranch in Las Vegas will move to Lake Okoboji, Iowa for the summer. The Company is currently in the process of negotiating a Destination Golf School site in Myrtle Beach, South Carolina, and expects to staff that facility, if opened, with the staff of its Huff House, New York facility. Of the Company's eight current Destination Golf Schools, three facilities will close during the summer (Phoenix, Tucson and Las Vegas), two will be open only during the summer (Keystone and Lake Okoboji, Iowa), one site will be open for five months from late spring to early fall (Huff House, New York) and the remaining two will be open year-round (San Diego and St. Petersburg). Also, the Company's operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. In particular, in January and February 1998, the Company's facility in Phoenix was closed for an unusually high number of days and the opening of the Company's facilities in San Diego and St. Petersburg were delayed due to the effects of El Nino. The timing of any new facility openings, the seasons any such facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause the Company's future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, the Company's business and results of operations could be materially and adversely affected by future weather patterns that cause its sites to be closed, either for an unusually large number of days or on particular days on which the Company had booked a special event or a large number of students. Because most of the students at the Company's Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of the Company's sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue. See "RISK FACTORS - Seasonality; Risk of Inclement Weather."

IMPACT OF THE YEAR 2000

     Management of the Company believes that it is prepared for Year 2000 problems. It has assessed its operational procedures. Reservations for the Company's golf schools are generally made four to eight weeks ahead of time. A student provides the Company with a credit card number for payment. The Company processes the credit card payment. Immediately thereafter, the Company sends a written confirmation of the reservation and payment to the student. Approximately ten days before the attendance date, the Company sends another confirmation/itinerary to the student. While software is used for reservation processing, administrative operations, and certain banking operations such as credit card processing, physical records of all of these functions are also kept in individual student files and appropriate office files. The Company has been informed by substantially all of its business application software suppliers that their software is Year 2000 compliant. The Company is planning to maintain additional physical records beginning in the fall of 1999 and continuing into the first part of 2000 as a safeguard.


    Accordingly, the Company expects that the advent of the millennium will have only a minimal adverse effect on its business, operating results and financial condition, due to additional physical record keeping efforts. However, there can be no assurances that Year 2000 problems will not occur. The Year 2000 problem may affect other entities with which the Company transacts business or on which students of its golf schools depend, such as airlines and hotels. The Company cannot predict the effect of the Year 2000 problem on such entities or its consequent impact on the Company.

                                    BUSINESS

THE COMPANY

     Proformance Research Organization, Inc. ("P.R.O." or the "Company") earns revenue from three sources: (1) providing golf instruction services to recreational golfers wishing to improve their game; (2) training of golf instructors for certification and to maintain accreditation with the Professional Golf Association of America (the "PGA"); and (3) sales of golf related products such as instructional materials and golf equipment, either produced by the Company or as a reseller of products produced by third parties. P.R.O. provides golf instruction through three primary avenues - (1) golf schools located at independent resorts, to which students generally travel for intensive 2-5 day programs ("Destination Golf Schools"), (2) franchised learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers") and (3) training of golf instructors for teaching certification, which training is conducted at P.R.O. headquarters, Destination Golf Schools and Learning Centers.


     P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, six of which are currently operating, one of which is scheduled to open in January 1999, and one of which is scheduled to open in March 1999. In addition, P.R.O. is currently operating two Learning Centers. P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts. This arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. currently markets its own line of instructional video tapes and booklets, tied to the curriculum taught at its Destination Golf Schools and Learning Centers. P.R.O. recently signed an agreement to market, on a non-exclusive basis, the FILA line of golf clubs, bags, hats, gloves and umbrellas. In addition, P.R.O. will be utilizing the Slazenger-Registered Trademark- Fitting System at P.R.O. facilities for the purposes of distributing custom fit putters to P.R.O. students.


     P.R.O. believes that it is distinguished from its competitors on the basis of the quality of its facilities, its unique curriculum, and its experienced management team and staff. P.R.O.'s curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. The basis of P.R.O.'s curriculum is physical fitness and focus on the mental approach to the game, which the Company believes are currently popular among golfers on the professional tours.

CORPORATE HISTORY

     The Company was founded in Colorado in January 1991 under the name World Associates, Inc. It formed a subsidiary in Delaware in February 1996 originally called Team Family, Inc., which changed its name to Proformance Research Organization, Inc. in January 1997. The Company merged into this subsidiary effective July 31, 1998, thereby effecting a reincorporation (the "Reincorporation"). P.R.O. Property, Inc., a Colorado corporation ("PPI"), is a wholly-owned subsidiary of the Company. All references to the Company herein include the predecessor corporation and PPI.

     Golf instruction operations commenced in the summer of 1996 with the association of Dave Bisbee and the licensing of certain rights to golf instruction materials from Mr. Bisbee and Sport Solutions, Inc. See "CERTAIN TRANSACTIONS - Sports Solutions, Inc. ("SSI") License" and "CERTAIN TRANSACTIONS - Dave Bisbee Distribution Agreement." The Company then negotiated and signed agreements with various golf courses to operate their golf schools at such courses, beginning with the agreement with Keystone Ranch Resort in March 1997. As outlined above, the Company now has six Destination Golf Schools and two Learning Centers in operation.

INDUSTRY BACKGROUND

     The National Golf Foundation, a non-profit golf research organization (the "NGF"), conducts various survey and studies of golfers in the United States. According to excerpts from various studies by the NGF, there were approximately 26.5 million golfers in the United States age 12 and over, compared with 19.9 million golfers in 1986, an increase of 33%. Approximately 12 million of these golfers are between the age of 18 and 39, 5.0 million are between age 40 and 49 and 6.5 million were over age 50. Approximately 5.6 million U.S. golfers are "avid" golfers, defined as those who play at least 25 rounds of golf per year. Today's typical golfer is male, 39 years old, has a household income of $63,300 and plays 21 rounds per year. In 1996, golfers spent about $15.1 billion on equipment, related merchandise and playing fees, compared to $7.8 billion in 1986. Non-golfers spent an additional $1.25 billion on golf-related items in 1996.

STRATEGY

     The Company believes that the three most important criteria used by golfers to select a school are: (1) location, (2) price, and (3) product. Key elements of P.R.O.'s strategy are (1) to increase the number of its Destination Golf Schools and Learning Centers in the U.S., (2) to stimulate demand for its instructor training and certification program, (3) to expand the products available for the Company to market, through marketing arrangements with independent golf product manufacturers, (4) to expand, through one or more majority-owned subsidiaries, into golf course management and development and (5) to expand its business into new geographic territories. There can be no assurances that the Company will be able to successfully execute its strategy.

- INCREASE THE NUMBER OF ITS DESTINATION GOLF SCHOOLS AND LEARNING CENTERS. The Company believes that the most important consideration for a golfer deciding which golf school to attend is location. The Company believes that it can attract more students by offering more locations. In expanding to new locations, the Company intends to add sites that are consistent with its current high quality of facilities. The Company intends to maintain a relatively low overhead cost structure by negotiating site contracts with rent based on the number of students attending the school. The Company believes that its existing student booking and billing operations can service a substantial increase in volume of students, and that economies of scale can be achieved in advertising and other marketing expenses as new sites are added. The Company currently has eight Destination Golf Schools and two Learning Centers under contract. The Company has incurred significant expenses for site development, personnel and advertising relating to these sites. The Company has attempted to locate its sites in different geographic regions with varying golf seasons, which the Company hopes will reduce the effect of seasonality on its business. As described more fully below, the Company may expand by acquiring existing golf school operations.

- STIMULATE DEMAND FOR ITS INSTRUCTOR TRAINING AND CERTIFICATION PROGRAM. The Company is attempting to gain brand name recognition of its instructor training and certification program. In addition to gaining revenues from training golf instructors, the Company intends to maintain a certified instructor membership program with a one-time membership fee plus annual dues, designed to help PGA-certified professionals maintain their PGA accreditation.

- EXPAND THE PRODUCTS AVAILABLE FOR THE COMPANY TO MARKET. In addition to marketing its own line of golf instructional products, the Company recently entered into a non-exclusive agreement with Renaissance Golf Products, Inc. to market the FILA brand of golf clubs, bags, hats, gloves and umbrellas through its Destination Golf Schools and Learning Centers. The Company intends to seek additional golf-related products to market through these channels. In addition, P.R.O. will be utilizing the Slazenger-Registered Trademark- Fitting System at P.R.O. facilities for the purposes of distributing custom fit putters to P.R.O. students.

- EXPAND INTO GOLF COURSE MANAGEMENT AND DEVELOPMENT. The Company recently established PRO Property, Inc. ("PPI") as a subsidiary to pursue opportunities in golf course management and development. With the assistance of Vic Kline, the Company's strategy is to exploit its knowledge and expertise in the golf business by exploring new lines of business, such as managing existing golf courses owned by third parties and development of new golf courses under lease agreements on land owned by third parties. Any such facilities could serve as sites for additional Destination Golf Schools or Learning Centers. The Company intends to conduct this business through one or more majority-owned subsidiaries with stock ownership offered to management responsible for the site. In addition, financing of any such opportunities may require debt or equity financing at the subsidiary level. See "BUSINESS--Golf Course Development and Management Strategy" and "MANAGEMENT - Key Employees and Consultants."

- EXPAND ITS BUSINESS INTO NEW GEOGRAPHIC TERRITORIES. The Company intends to establish Destination Golf Schools or Learning Centers at additional sites within the U.S. and at appropriate sites outside the U.S. The Company currently has an agreement with Sunkyong U.S.A. to represent P.R.O. in the Republic of Korea on an exclusive basis and to make introductions throughout the Pacific Rim on a non-exclusive basis, for Destination Golf School, Learning Center franchising and product sales opportunities. See "--International Operations."

THE P.R.O. SCHOOLS

     P.R.O.'s strategy is to operate its Destination Golf Schools at high-quality existing resorts that have golf facilities. P.R.O. currently has eight Destination Golf Schools and two Learning Centers under contract for operation during all or portions of each year. Following is a list of the Company's sites and sites under development, along with the date the site became available to students and the season the site is open. Fees for Destination Golf Schools are paid in advance and range from $364 for a 2-day school (excluding lodging) at Brooks Golf Club at Lake Okoboji, Iowa, to $1,392 for a 4-day school (including lodging) at Wildfire Golf Course at Desert Ridge in Phoenix, Arizona. Fees for Learning Centers are based on private instruction and range from $47.00 to $100.00 per lesson.

     P.R.O.'s schools have been recognized by the PGA of America, which allows P.R.O. to employ, and in turn offer instruction by, PGA-accredited teachers. At its Destination Golf Schools and Learning Centers, P.R.O. instructors teach a system developed by Dave Bisbee that combines instruction in all areas of golf technique with instruction in mental aspects of the game and physical conditioning to improve play. Instructors assess the student's skill level and learning style, developing a personal golfer profile for individualized instruction. At P.R.O. Destination Golf Schools, access to a golf course on site is included in each 2-, 3- or 4-day package. See "CERTAIN TRANSACTIONS" for information regarding the distribution agreement with Mr. Bisbee.


Site Name                             Address                   Date Opened          Season            Lease Expires
---------                             -------                   -----------          ------            -------------

DESTINATION GOLF SCHOOLS

Keystone Ranch Resort             Keystone Ranch Resort         June 1997          Mid-May to          September 1998(1)
                                  Keystone, Colorado                               mid-September

Wildfire Golf Course at           5225 East Pathfinder          September 1997     Mid-September       September 1999
Desert Ridge                      Phoenix, Arizona                                 to mid-May

Carlton Oaks Country Club         9200 Inwood Drive             March 1998         Year Round          November 2000
                                  Santee, California
                                  (San Diego area)

Rhodes Ranch                      7881 South Durango Drive      March 1998         Mid-September       December 1999
                                  Las Vegas, Nevada                                to mid-May

Brooks Golf Club                  1405 Highway 71               June 1998          Mid-May to          September 1998(1)
                                  Lake Okoboji, Iowa                               mid-September

Huff House                        100 Lake Anawanda Road        June 1998          May to October      December 1998(1)
                                  Roscoe, New York
                                  (Catskills Mountains)

Omni Tucson National(2)           2727 W. Club Drive            March 1999(2)      Mid-September
                                  Tucson, Arizona                                  to mid-May

Bardmoor Golf Club(2)             7919 Bardmoor Boulevard       January 1999(2)    Mid-September       April 2000
                                  Largo, Florida                                   to mid-May
                                  (St. Petersburg area)
LEARNING CENTERS

Scottsdale Learning Center        8111 E. McDonald              January 1998       Year Round          December 1998(1)
                                  Scottsdale, Arizona

Plum Creek Golf &                 311 Players Club Drive        June 1998          April to            December 1998(1)
Country Club                      Castle Rock, Colorado                            September


--------------
(1)  The renewal of the lease is in process.
(2)  Site under contract but not yet open; date indicates planned opening date.

DESTINATION GOLF SCHOOLS

     Wildfire Golf Course at Desert Ridge is owned by Crown Golf Properties, Inc. ("Crown"), which owns or operates 30 golf facilities worldwide. P.R.O. has also contracted to open a site at Crown's Bardmoor Golf Club facility in St. Petersburg, Florida and is currently in negotiation with Crown to open golf schools at additional Crown sites. In addition, P.R.O. is currently in negotiation with other golf resort owners to open additional Destination Golf Schools in Myrtle Beach, South Carolina; Orlando, Florida; Palm Springs, California; Aspen, Colorado; and San Francisco, California. Through expansion of its relationship with Crown, opening Destination Golf Schools at facilities in the U.S. or abroad owned by other parties, and potential acquisitions of existing golf schools, the Company currently plans to expand to as many as 60 total sites within the next five years. There can be no assurances that P.R.O. will be able to identify and enter into contracts with any additional sites.

     P.R.O. contracts with the owners of each facility to provide a golf school at the existing golf facility and pays rent for the use of a portion of the facility. Certain golf facilities prefer to outsource the golf school function rather than be responsible for the overhead of establishing, maintaining and marketing a golf school, and to date the Company has had success in negotiating site agreements with ten facilities. In addition, P.R.O.'s operation of a golf school at an existing facility provides the facility with higher visibility through P.R.O.'s advertising efforts and additional revenue through guest nights, rounds of golf, meals, merchandise and other purchases by P.R.O. golf school students. Due to this mutually-beneficial arrangement, the rent charged P.R.O. for using the facilities has been relatively low, allowing P.R.O. to maintain low operating costs while offering its students high-quality facilities. In addition, this arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality without incurring the enormous capital requirements and advertising budgets needed to establish, maintain and market such facilities. Initially, the Company entered into leases that provided for fixed monthly rental. The Company has restructured most of its leases for summer sites (such as Keystone, Brooks, Huff House, and Tucson) to provide for rent based on the number of students attending schools at the site, thereby reducing the Company's fixed expenses. There can be no assurances that the Company will continue to enter into variable rent leases.

LEARNING CENTERS

     In contrast to Destination Golf Schools, which are located at independent resorts with golf courses, Learning Centers are located or proposed to be located at other independent sites where golf instruction might be available, such as driving ranges, golf equipment stores and golf courses oriented to a local clientele. P.R.O. currently operates two Learning Centers. In the U.S., P.R.O. intends to lease and operate Learning Centers, but internationally intends to franchise locally-owned and operated Learning Centers. Management believes that, in addition to receiving direct revenue from Learning Centers, an increased local presence from Learning Centers would increase the visibility of its name and curriculum and result in referrals to its Destination Golf Schools. To encourage such referrals, P.R.O. may pay a referral bonus to Learning Center staff for referred students who attend Destination Golf Schools.

ACQUISITIONS AND SITE START-UP COSTS

     Management of the Company believes that there are many single-location golf school operations whose owners may see certain advantages to being part of a larger organization with several locations. Approximately $500,000 of the net proceeds of this offering has been allocated for acquisitions. Management believes that it can acquire such existing golf schools using a combination of stock and cash. As of the date of this Prospectus, there are no understandings, agreements, or arrangements for any acquisitions. See "USE OF PROCEEDS."

     The expenses associated with opening new sites pertain to recruiting and training instructors and staff, rent, and advertising. These start-up costs of establishing these new facilities are incurred in advance of advertising the sites and booking students into the sites. Having established an infrastructure for its Destination Golf School and Learning Center operations, management believes that the Company can now achieve economies of scale in certain of its operations, in particular advertising, student bookings, and billing. A portion of the net proceeds of this offering has been allocated for site start-up costs. See "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

INSTRUCTOR CERTIFICATION

     In addition to providing instruction for recreational golfers, P.R.O. has developed an instructor certification program to enable instructors to fulfill in part their annual accreditation requirements to maintain PGA of America membership. Instructor certification involves a 4-day in-depth workshop to become certified in P.R.O.'s system. Upon completion of the training, the participant becomes certified as a P.R.O. Certified Instructor. The fee for this training is $5,000 and is paid in advance. Once certified, the Certified Instructor automatically becomes eligible to distribute P.R.O. instruction-related products and services, receives commissions for referring students to Destination Golf Schools and may be contracted with to teach in P.R.O. schools. The cost of membership in P.R.O.'s Certified Instructor program is a $5,000.00 initiation fee and $1,000.00 in annual dues to be paid semi-annually.

DISTRIBUTOR MEMBERSHIP

     To facilitate the sales of packages of golf instruction into the corporate market (called the Premium Links program), P.R.O. intends to establish a network of Distributor Members in defined geographical locations. These Distributors have non-exclusive marketing rights to P.R.O.'s Premium Links programs within their territory. For the marketing rights to these programs, the Distributor pays a one-time fee of $25,000 which entitles the Distributor to an extensive training as well as the programs, products, and services that P.R.O. has created with a rolling commission schedule of up to 25% payable to the Distributor on the sale of Premium Links programs.

PRODUCT SALES

     In addition to golf instruction services, P.R.O. sells its own line of golf instructional videos, books and training aids. A key component of P.R.O.'s strategy for growth is to expand into marketing of golf-related products for independent manufacturers. On July 21, 1998, P.R.O. signed a one-year distributor agreement with Renaissance Golf Products Inc. granting P.R.O. non-exclusive distribution rights to the FILA line of golf goods including but not limited to golf clubs, bags, balls, gloves, head wear, head covers, travel cases, umbrellas, and towels (the "FILA Agreement"). Under the FILA Agreement, P.R.O. has non-exclusive distribution rights in connection with its Destination Golf Schools, Learning Centers and certified instructors, as well as the rights to appoint sub-distributors at such facilities. The FILA Agreement is automatically renewed each year for a period of three years unless terminated upon 90 days' written notice.

     In addition, P.R.O. will be utilizing the Slazenger-Registered Trademark-Fitting System at P.R.O. facilities for the purposes of distributing custom fit putters to P.R.O. students. The Company proposes to have the equipment for this custom club fitting at all Destination Golf Schools and Learning Center locations. A portion of the net proceeds from this offering has been allocated for this type of equipment as well as an inventory of the items mentioned in the preceding paragraph. See "USE OF PROCEEDS.

GOLF COURSE DEVELOPMENT AND MANAGEMENT STRATEGY

     A key component of the Company's expansion strategy is to enter into the business of developing and managing golf facilities, such as courses and driving ranges. In addition to receiving management fees at any such facilities, the Company may be able to locate Destination Golf Schools or Company-managed Learning Centers at any such facilities. The Company, through PPI, is currently in negotiation with the owner of one site who intends to develop a golf course on that site, for management of the golf course.

     The near-term plans for that site call for construction of a golf practice facility first and later a golf course. The golf practice facility would be more than the typical driving range. The proposal includes landing areas for the range that resemble conditions typically found on a golf course, chipping greens, and putting greens. Approximately $1,000,000 of the net proceeds of this offering have been allocated for this project. As of the date of this Prospectus, the Company does not have a signed agreement with the owner of the site and the approvals necessary from local authorities for the proposed facility construction. See "USE OF PROCEEDS."

     There can be no assurance that the Company will be successful in its negotiations relative to this site or any future sites, or, if successful, when such sites will become operational. The golf course development and management business involves significantly greater capital requirements than the Company's current instruction and product marketing lines of business. There can be no assurance that such capital will be available to the Company at all, at an acceptable cost or on a basis that is timely relative to the schedules of particular projects. If the Company is unable to raise capital, through debt or equity markets, at appropriate times and acceptable costs, the Company may be unable to take advantage of any available development and management opportunities. If the Company is able to raise capital, shareholders may suffer dilution of their ownership.

INTERNATIONAL OPERATIONS

     On May 6, 1997, P.R.O. signed a five-year agreement with Sunkyong U.S.A. (the "Sunkyong Agreement"), under which Sunkyong U.S.A. agreed to represent P.R.O. in the Republic of Korea ("South Korea") on an exclusive basis and to provide introductions to parties on a non-exclusive basis throughout the Pacific Rim relating to product sales, Learning Center franchises and Destination Golf School opportunities at sites in the Pacific Rim. Details with respect to each site and fees to be paid to Sunkyong U.S.A. are to be negotiated on a site-by-site basis. The Sunkyong Agreement provides that Sunkyong U.S.A. has the option to purchase up to 10,000 shares of P.R.O. common stock at a price of $5.00 per share for each Destination Golf School site, up to 32 sites in total. Sites are subject to Company approval. If all 32 sites are opened within the 5-year term of the Sunkyong Agreement, the Company may be obligated to issue 320,000 additional shares of common stock. P.R.O. intends to contract with other companies to introduce additional products to Sunkyong U.S.A. for them to identify potential marketers of such products. Several companies have already communicated to the Company their desire to access distribution in the Pacific Rim.

     However, due to the current business and financial conditions in Asia generally and South Korea in particular, the Company has done no significant business to date under the Sunkyong Agreement, and expects to do no significant business under that agreement until such time as Asian business and financial conditions improve. No assurance can be given as to when that recovery will occur or that P.R.O. will have any significant operations in Asia in the foreseeable future.

MARKETING

     P.R.O. markets its products and services primarily through advertising campaigns in various media. To date, P.R.O. has had a limited marketing budget. A key component of P.R.O.'s strategy is to use the proceeds of the offering (approximately $1,000,000) for an expanded advertising campaign to stimulate additional awareness and recognition of P.R.O. and its services and products. See "USE OF PROCEEDS." P.R.O.'s marketing department has conducted research on the circulation, reader characteristics, and editorial content of various golf publications. P.R.O.'s advertising and article placement strategy is intended to provide national exposure, credibility and demand in the golf market. P.R.O.'s marketing strategy is planned to be broad based, combining advertising in golf publications, such as Golf Digest, with cross-over advertising in other media intended to reach targeted demographic and psychographic groups. These media include high-end business and travel publications as well as electronic media. Proceeds would be used for larger ads running for consecutive months to establish some degree of name recognition with its targeted audience. In addition, the Company hopes to take advantage of the marketing efforts of Renaissance, FILA and the operators of its Destination Golf School sites, as well as any future strategic alliances to expose P.R.O. to a wider audience at no cost to the Company.

     A part of P.R.O.'s marketing execution strategy is to contact publications with articles of interest to the golfing public. As an example, the February 1997 issue of Golf Illustrated featured an article on the "Player's Edge" Instructional System, including the mental and physical programs, by Dave Bisbee, the Executive Director of P.R.O.

     The Company believes that, historically, recreational golfers have accepted and adopted ideas used on the professional golf tours. The Company intends to market its schools by keying on the physical and mental components of its curriculum in conjunction with the widespread use of fitness vans that now travel with the PGA Tour and the fact that many PGA Tour professionals now use sports psychologists as part of their normal preparation. In addition, P.R.O. is currently in discussion with a number of PGA Tour professionals to find one or more spokesmen for the Company. There can be no assurance that the Company will be able to engage a PGA Tour professional to act as a spokesman.

In addition, the Company expects that engaging a PGA Tour professional would involve significant compensation to such individual, in the form of cash, stock, options, or other compensation.

     One target of P.R.O.'s marketing efforts relating to its Destination Golf Schools is executive training programs for the corporate market. P.R.O. has created incentive packages for corporations to reward performance, entertain clients or as incentives for sales projects. P.R.O. has conducted 30 such programs to date, with an average attendance of 10 people. P.R.O. marketing staff attempts to make direct contact with the corporate market through advertising in trade journals, appearances at trade shows, and telephone calls.

INTELLECTUAL PROPERTY

     The Company owns the registered trademarks P.R.O., Proformance Research Organization, CGT and CGTA. While the Company has licensed the rights to use Player's Edge, Mental Edge, and P.A.R. System, which are registered trademarks owned by Dave Bisbee and Sports Solutions, Inc., the Company emphasizes the "P.R.O." trademark on its line of instructional video tapes and booklets tied to the curriculum taught at its Destination Golf Schools and learning Centers. See "CERTAIN TRANSACTIONS - Sports Solutions, Inc. License" and "CERTAIN TRANSACTIONS Dave Bisbee Distribution Agreement."

COMPETITION

     The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. The Company's Destination Golf Schools and Learning Centers compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities lists hundreds of different sources of golf instruction in the U.S. Many of the local sites with which P.R.O.'s schools compete have greater local name recognition and resources than the Company. P.R.O.'s Destination Golf Schools compete with several destination golf schools operated throughout the U.S., including John Jacobs Golf Schools, David Leadbetter Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy and Golf Digest Schools. Many of the schools with which the Company's Destination Golf Schools compete have greater resources, a larger number of sites, more prestigious locations or affiliations with well-known and respected golfers or golf instructors than the Company. For example, John Jacobs Golf Schools has 30 schools and Golf Digest Schools offer instruction at 15 sites. While the Company's management believes that the Company's program is unique in its emphasis on the mental approach to golf and its emphasis on physical conditioning, there can be no assurances that the Company will be able to compete in the marketplace.

                                    PROPERTY

     The Company leases approximately 6,200 square feet of space for administrative, office, and marketing functions in Denver, Colorado, through April 30, 2000. The Company believes that this property will be sufficient to meet its needs for the duration of the lease.

                                    EMPLOYEES

     As of October 31, 1998, the Company currently had 17 full-time and 8 part-time employees. None of the Company's employees is represented by a labor union. The Company believes that its relationship with its employees is good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, their positions and ages are as follows:

Name                          Age       Positions
----                          ---       ---------
William D. Leary              40        President, Treasurer and Director
Robert B. Lange               72        Director
John C. Weiner                70        Director

     The Company's bylaws provide for a Board of Directors ranging from 1 to 9 members, with the exact number to be specified by the Board. The number is currently fixed at 3 directors. All directors hold office until the annual meeting of stockholders next following their election, and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

     There are no family relationships between any directors or executive officers of the Company. Directors of the Company receive no compensation to date for their service as directors. Set forth below are brief descriptions of recent employment and business experience of the Company's officers and directors.

     WILLIAM D. LEARY. From January 1993 until the present time, Mr. Leary has been the President of the Company. From May 1986 until January 1993, Mr. Leary was the President and CEO of the Innova Corporation, a golf distribution company. Mr. Leary was employed as a linebacker by the Denver Broncos of the National Football League from May 1983 to December 1984. From January 1985 through May 1986, Mr. Leary was rehabilitating from an injury that ended his football career and was employed as a golf teaching professional in the United States, Japan, Austria and Switzerland. Mr. Leary graduated with a B.S. in general education from Mesa College, Grand Junction, Colorado in May 1983.

     ROBERT B. LANGE. From 1955 to 1972, Mr. Lange was employed as President and CEO of Lange Ski Boot. Mr. Lange sold Lange Ski Boot in 1970, and since that time has been working as an independent consultant. Mr. Lange graduated with a BA degree in Economics from Harvard University in the spring of 1949 and earned his MBA from SMU in 1951.

     JOHN C. WEINER. Mr. Weiner has been a director of the Company since 1995. Since 1982, Mr. Weiner has been Chairman of the Board of JCW Investments, Inc. and JCW Ventures. From 1971 to 1982, Mr. Weiner was founder and President of Trident Investment Management, Inc., a public and private pension and other investment account management service. Mr. Weiner sold Trident Investment Management to Pacific Inland Bancorp in 1982. From 1956 to 1969, Mr. Weiner was employed by Moody's Investors Service, serving as President and Chief Executive Officer from 1966 until 1969. Mr. Weiner studied engineering at Westminster College and Yale University from 1945 to 1946; received a B.A. in pre-med and finance from Ripon College in 1948; received a B.S. in finance and economics from the University of Chicago in 1950; and studied finance at Northwestern University from 1950 to 1952.

KEY EMPLOYEES AND CONSULTANTS

     In addition to the foregoing directors and officers, the following individuals are key employees of or consultants to the Company.

     DAVE BISBEE. Mr. Bisbee has been Executive Director of the Company since July 1996. Prior to joining the Company, Mr. Bisbee created and directed golf schools that were recognized by the PGA, and developed certain products and approaches that form the basis for the Company's products, including the "Player's Edge" mental profile and video series. See "CERTAIN TRANSACTIONS -Sports Solutions, Inc. License" and " - Dave Bisbee Distribution Agreement."

     CHARLES "VIC" KLINE. Mr. Kline is a current and two-time Director of the PGA. Mr. Kline is currently on the PGA Properties Committee of the PGA. He is also a five-time Colorado PGA Section President and five-time Player of the Year. Mr. Kline is a past Colorado Open and Rocky Mountain Open champion. Mr. Kline has agreed to join the Company's Board of Directors upon completion of the offering.

     DR. ART DICKINSON. Dr. Dickinson is a past Sports Medicine Supervisor of the United States Olympic Team, and is a past department head and professor of exercise physiology and biomechanics at the University of Colorado. His professional associations include: Past President, Rocky Mountain Region, College of Sports Medicine; National Football League.

     GREG BLAYDES, Director of Corporate Development. From July 1993 to February 1997, Mr. Blaydes was the president and CEO of Pinecrest
Enterprises, which developed a golf learning center at Centennial Airport in Englewood, Colorado. From 1977 to 1993, he was employed by Griffin Technology, Inc., which provided computer systems for colleges and universities. Mr. Blaydes managed that company's business in the western United States.

                              CERTAIN TRANSACTIONS

     WEINER SUBSCRIPTION AGREEMENT. On July 15, 1998, the Company entered into a binding Subscription Agreement (the "Weiner Subscription Agreement") with Proformance Research Organization/Weiner, Inc. and/or Vanguard 21st Century Weiner Inc. ("PROW"). John C. Weiner is President and the sole shareholder of PROW and is a director of the Company. Under the Weiner Subscription Agreement, PROW agreed, on or before the final day of the offering, to subscribe for and purchase at $5.00 per Share all Shares not otherwise subject to subscriptions accepted by P.R.O. as of such date pursuant to the offering.

     SPORTS SOLUTIONS, INC. ("SSI") LICENSE. Dave Bisbee owns 50% of the capital stock of SSI and is a key employee of the Company. In exchange for a minimum of $10,000.00 per year of SSI services, P.R.O. originally had a non-exclusive Licensing Agreement with SSI to represent the "Mental Edge" video. Under its current arrangement, the Company purchases the videos as needed from SSI at a wholesale price and resells them to its customers.

     DAVE BISBEE DISTRIBUTION AGREEMENT. In addition, to the agreement with SSI, P.R.O. has a Distribution Agreement with Dave Bisbee to sell products and services produced by him including, but not limited to the "Player's Edge Instructional Series" and the Instructor Certification Workbook/Learning Center Business Plan for an indefinite period. Mr. Bisbee was issued 87,500 shares of Common Stock of the Company in exchange for these exclusive world-wide distribution rights.


     LEARY EMPLOYMENT AGREEMENT. The Company and William D. Leary, an officer and director of the Company, entered into an Employment Agreement dated July 1, 1998 (the "Employment Agreement"). The Employment Agreement is for a five-year term and provides for salary to Mr. Leary in the amount of $120,000 annually. Under the Employment Agreement, Mr. Leary is prohibited from competing with the Company for a period of one year from the date of termination of Mr. Leary's employment. A state court may determine not to enforce or only partially enforce this non-compete provision.


     ADVANCES TO OFFICER. During 1997, the Company advanced varying amounts to William D. Leary, the President of the Company. The balance of these advances at December 31, 1997 and October 31, 1998 was $40,300. The advances are unsecured and have no set interest or repayment terms.

     LOANS MADE BY GREG BLAYDES. From December 1997 through February 1998, Greg Blaydes, the Director of Corporate Development for the Company loaned the Company a total of $108,000. The loans were originally evidenced by promissory notes which bore interest at 10% per annum. They were later converted into 12% bonds, due 2002, which bear interest at 12% per annum and are convertible at the holder's option into shares of Common Stock at $1.43 per share.

     LOANS GUARANTEED BY WILLIAM D. LEARY. From June 15, 1998 through October 19, 1998, the Company has borrowed a total of $290,000 from five individuals, one of whom is Louis G. Royston, Jr., an employee. A total of

61,000 shares of Common Stock were issued as inducements for making the loans. As of November 4, 1998, $42,500 is outstanding. All of the related promissory notes have been personally guaranteed by William D. Leary and bear interest at 10% per annum. In the event of default by the Company, the debt defaults to Mr. Leary, who then has 90 days to remit the balance. The Company has allocated proceeds from this offering to pay these loans. See "USE OF PROCEEDS."

     All ongoing and future transactions between the Company and officers, directors or 5% shareholders will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties, and all such transactions (including forgiveness of any loans) will be approved by a majority of the independent members of the Company's board of directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's independent legal counsel.

                             EXECUTIVE COMPENSATION

     The Company does not have any employment contracts with any of its officers or directors, except for Mr. Leary. Such persons are employed by the Company on an at will basis, and the terms and conditions of employment are subject to change by the Company. Mr. Leary, the Company's chief executive officer, did not receive any cash compensation and was not granted any stock options for the 1997 fiscal year. He had no stock options at December 31, 1997.

     The Company has no stock option plans.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding ownership by each officer and director, and all officers and directors as a group, as well as all persons who own greater than 5% of the Company's outstanding shares, as of the date of this Prospectus, and as adjusted to reflect the sale of the Shares offered hereby:

                                                                                 PERCENTAGE OF SHARES
                                                                               BENEFICIALLY OWNED (2)(3)
                                                                               --------------------------
                                                         NUMBER OF SHARES       BEFORE           AFTER
NAME OF BENEFICIAL OWNER (1)                            BENEFICIALLY OWNED     OFFERING        OFFERING
William D. Leary (4)..................................      1,856,400            46.5%           37.2%
Leah Leary (5)........................................        946,200            23.7%           19.0%
William Childs (6)....................................        560,000            13.8%           11.1%
Robert B. Lange ......................................        154,000             3.9%            3.1%
John C. Weiner (7)....................................         52,500             1.3%            1.1%
All executive officers and directors as a
group (3 persons) (7)(8)..............................      2,062,900            51.7%           41.4%


---------------

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of the persons in this table is as follows: c/o Proformance Research Organization, Inc., 5335 West 48th Avenue, Denver, Colorado 80212.

(2) Where persons listed on this table have the right to obtain additional shares of Common Stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from the date of this Prospectus, these additional shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Based on 3,987,300 shares of Common Stock outstanding as of October 31, 1998, and 4,987,300 shares of Common Stock outstanding after this offering.

(3) Assumes no exercise of Placement Agent's over-allotment option. If the over-allotment option is exercised in full, the Company will sell an aggregate of 1,150,000 shares of Common Stock in the offering.

(4) Includes 50,000 shares owned by Sean Leary and Keenan Leary, minor children of William D. Leary and Leah Leary. Includes 896,200 shares owned by Leah Leary, the wife of William D. Leary. William D. Leary has voting control over the shares owned by Leah Leary pursuant to a Voting Trust Agreement.

(5) Includes 50,000 shares owned by Sean Leary and Keenan Leary. Excludes 910,200 shares owned by William D. Leary. William D. Leary has voting control over shares owned by Leah Leary pursuant to a Voting Trust Agreement.

(6)  Includes 70,000 shares issuable upon conversion of a convertible debenture.

(7) Assumes sale of no shares pursuant to the Weiner Subscription Agreement. Up to 1,000,000 shares in the offering could be sold pursuant to the Weiner Subscription Agreement. If all shares sold in the offering are sold pursuant to the Weiner Subscription Agreement, John C. Weiner would beneficially own 1,052,500 shares, or 21.1% of the shares outstanding, after the offering.

(8) Includes 50,000 shares owned by Sean Leary and Keenan Leary and 896,200 shares owned by Leah Leary.


                          DESCRIPTION OF CAPITAL STOCK
     Effective upon the closing of the offering, the Company will be authorized to issue up to 20,000,000 shares of Common Stock, par value $0.0001 per share, and up to 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

COMMON STOCK

     As of October 31, 1998, there were 3,987,300 shares of Common Stock outstanding, which were held of record by approximately 130 stockholders (assuming conversion of all shares of Series A and Series B Preferred Stock, which conversion will occur automatically upon closing of the offering). All of such shares are "restricted securities" within the meaning of Rule 144 under the Securities and are subject to limitations on resale imposed by Rule
144. In addition, holders of 3,687,500 of such shares have agreed not to sell their shares for a period of 12 months from the completion of this offering. See "SHARES ELIGIBLE FOR FUTURE SALE." There will be 4,987,300 shares of Common Stock outstanding after giving effect to the sale of Common Stock offered to the public by the Company hereby. In addition as of October 31, 1998, 242,200 shares of Common Stock were issuable upon conversion of long-term debt (at the election of the holders thereof) and there were outstanding warrants to acquire 118,600 shares of Common Stock.

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company does not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. See "DIVIDEND POLICY." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     Effective upon the closing of the offering and pursuant to the Company's Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock after consummation of the offering.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,
(iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW.


     As indicated above, the Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Board of Directors has the authority to issue undesignated Preferred Stock and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.


     In addition, the Company is subject to the antitakeover provisions of
Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock.


LISTING

     Application will be made to have the Common Stock approved for quotation on the Nasdaq Small Cap Market under the symbol "PROO" once the Company meets listing standards.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Corporate Stock Transfer. Its address is Corporate Stock Transfer, Republic Plaza, 370 17th Street, Suite 2350, Denver, Colorado 80202-4614 and its telephone number is (303) 595-3300.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered on a "best efforts" "all or none" basis by Global Financial Group, Inc. (the "Placement Agent") as the Company's exclusive selling agent. The Placement Agent will receive a selling commission equal to 10% of the initial public offering price for all Shares sold by the Placement Agent, and a non-accountable expense allowance equal to 3% of the initial public offering price for all Shares sold in the offering. The Placement Agent may syndicate the Shares through certain securities dealers at the initial public offering price less a selling concession to be negotiated between the Placement Agent and any such dealer and to be paid by the Placement Agent out of the foregoing compensation.

     The Company has granted the Placement Agent an option, exercisable for a period of up to 30 days after the date of closing, to sell at a purchase price of $5.00 per Share up to 150,000 additional Shares in order to cover over-allotments. The Company has agreed to pay the Placement Agent a selling commission of 10% of the initial public offering price for each of the option Shares sold.

     Proformance Research Organization/Weiner, Inc. and/or Vanguard 21st Century Weiner Inc., entities controlled John C. Weiner Jr., one of the Company's directors, has subscribed for all Shares remaining unsold at the end of the offering. See "CERTAIN TRANSACTIONS - Weiner Subscription Agreement." The Placement Agent will not receive any selling commission or other compensation on the sale of any such Shares.

     All proceeds from the sale of the Shares will be transmitted by noon of the next business day following receipt thereof to a non-interest bearing escrow account with Bank Windsor, Minneapolis, Minnesota (the "Escrow Agent"). Unless all 1,000,000 Shares are sold within 90 days from the date of this Prospectus (which may be extended for up to 90 additional days by mutual agreement between the Company and the Placement Agent), the offering will be withdrawn and the Escrow Agent will promptly return all funds to purchasers without deduction therefrom or interest thereon. A purchaser's payment tendered to the Escrow Agent cannot be returned to the investor until the offering period has expired and the offering has been withdrawn.

     Prior to this offering, there has been no public market for the Shares. The initial public offering price was determined by the Company and the Placement Agent based on several factors, including prevailing market conditions, the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     The Company has agreed to indemnify the Placement Agent against such certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with the offering, the Placement Agent may effect transactions which stabilize or maintain the market price of the securities offered hereby at a level above that which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     Upon the closing of this offering, the Company has agreed to sell to the Placement Agent for nominal consideration warrants to purchase a number of shares equal to 10% of the number of Shares sold in the offering, at an exercise price of $6.00 per Share (the "Placement Agent's Warrants"). The Placement Agent's Warrants are exercisable for a four-year period commencing one year from the date of this Prospectus. The Placement Agent's Warrants may not be sold, transferred, assigned, or hypothecated for a period of one year from the date of this Prospectus, except to officers of the Placement Agent or any successors to the Placement Agent, or except as a result of death of any such officers. The Placement Agent's Warrants contain antidilution provisions providing for appropriate adjustment of the number of shares subject to the Warrants under certain circumstances. The holders of the Placement Agent's Warrants have certain demand and piggyback registration rights with respect to the underlying shares of Common Stock.

     The Placement Agent assisted the Company in a private placement of Series A Preferred Stock and debt securities, for which it received compensation in the form of a 10% selling commission and warrants to purchase shares of Common Stock. The warrants, which are exercisable for a five-year period, entitle the Placement Agent to purchase up to 19,600 shares at $1.71 per share and 9,400 shares at $6.00 per share. There are no registration rights associated with these warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock after this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the future sale of equity securities. Upon completion of this offering the Company will have approximately 4,987,300 shares of Common Stock outstanding, based on the number of shares of Common Stock outstanding as of October 31, 1998. In addition, the Company will have outstanding warrants to purchase 118,600 shares of Common Stock, and 242,200 shares of Common Stock will be issuable upon conversion of certain long-term debt, at the election of the holders thereof. Pursuant to an agreement with Sunkyong U.S.A., the Company may also become obligated to issue up to 320,000 shares of Common Stock. See "BUSINESS - International Operations." Of the 4,987,300 shares to be outstanding after the offering, the 1,000,000 shares offered hereby will be freely tradeable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.

     The remaining 3,987,300 outstanding shares are "restricted securities" within the meaning of Rule 144 and may be resold only in compliance with that Rule. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (a) one percent of the then outstanding shares or (b) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. Furthermore, a person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     The holders of 3,687,500 of these shares have agreed with the Company that they will not sell their shares until 12 months from the completion of this offering. Of the shares that are not subject to this "lock-up" arrangement, 80,650 would become eligible for sale under Rule 144 upon the date of this Prospectus, 10,500 would become eligible in December 1998, 27,750 would become eligible in March 1999, 65,200 in April 1999, 40,250 in May 1999, and the remainder thereafter.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "DESCRIPTION OF CAPITAL STOCK - Common Stock" and "RISK FACTORS - Shares Eligible for Future Sale."

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for the Company by Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado. Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for the Placement Agent by Abdo & Abdo, a Professional Association, Minneapolis, Minnesota.

                                     EXPERTS

     The financial statements of World Associates, Inc. as of and for the period ending December 31, 1997, included in this Prospectus have been audited by Stark Tinter & Associates, LLC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting, in giving said reports.

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
World Associates Inc.


We have audited the accompanying consolidated balance sheet of World Associates Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Associates Inc. and subsidiary as of December 31, 1997, and the results of its operations, and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern.

As shown in the consolidated financial statements, the company incurred a net loss of $692,998 for 1997 and has incurred substantial net losses for each of the past four years. At December 31, 1997, current liabilities exceed current assets by $169,137 and total liabilities exceed total assets by $491,228. These factors, and the others discussed in Note 12, raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.


Stark Tinter & Associates, LLC
Englewood, Colorado
May 1, 1998
Except for Note 10, dated July 30, 1998

                              WORLD ASSOCIATES INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997


                                     ASSETS

Current assets
   Cash                                                                                  $     4,761
   Due from officer (Note 4)                                                                  40,300
                                                                                         -----------
     Total current assets                                                                     45,061

Property and equipment - net of accumulated depreciation (Note 2)                             17,881
Other assets                                                                                   5,168
                                                                                         -----------
                                                                                         $    68,110
                                                                                         -----------
                                                                                         -----------
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
   Note payable, employee (Note 5)                                                       $    15,000
   Accounts payable                                                                          126,626
   Accrued interest                                                                           56,333
   Due to employees                                                                            5,128
   Deferred revenue                                                                           11,111
                                                                                         -----------
     Total current liabilities                                                               214,198
                                                                                         -----------

Long term debt (Note 6)
   Note payable, stockholder                                                                  50,000
   Bonds payable - stockholders                                                              235,000
   Bonds payable                                                                               5,000
                                                                                         -----------
     Total long term debt                                                                    290,000
                                                                                         -----------

Other non-current liabilities
   Net liabilities from discontinued operations (Note 8)                                      55,140
                                                                                         -----------

Stockholders' (deficiency) (Note 7)
   Preferred stock, Series A, convertible, cumulative, no stated value, 500,000              584,500
       shares authorized, 116,900 shares issued and outstanding
   Preferred stock, Series B, convertible, cumulative, no stated value, 500,000              212,800
       shares authorized, 185,200 issued and outstanding
   Common stock, no stated value, 10,000,000 shares authorized, 897,534 shares,               82,095
       issued and outstanding
   Accumulated deficit                                                                    (1,370,623)
                                                                                         -----------
     Total stockholders' deficiency                                                         (491,228)
                                                                                         -----------
                                                                                         $    68,110
                                                                                         -----------
                                                                                         -----------


          See accompanying notes to consolidated financial statements.

                              WORLD ASSOCIATES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                        1997                1996
                                                                                     ---------           ---------
Revenue                                                                              $ 119,072           $ 188,455
Cost of revenues                                                                        95,545               7,251
                                                                                     ---------           ---------
Gross profit                                                                            23,527             181,204
                                                                                     ---------           ---------

Operating expenses:
   Sales, general and administrative                                                   678,214             366,496
   Depreciation                                                                          3,616               1,211
                                                                                     ---------           ---------
     Total operating expenses                                                          681,830             367,707
                                                                                     ---------           ---------

Operating loss                                                                        (658,303)           (186,503)

Interest expense                                                                        31,632              20,229
                                                                                     ---------           ---------
Loss from continuing operations                                                       (689,935)           (206,732)

Discontinued operations:
   Loss from operations of Team Family segment, estimated to be disposed of
       on or before December 31, 1998 (Note 8)                                           3,063              52,755

   Estimated loss on disposal of Team Family segment,
       including provision for operating losses of $6,125
       during phase-out period (Note 8)
                                                                                            --              89,517
                                                                                     ---------           ---------
Net Loss                                                                             $(692,998)          $(349,004)
                                                                                     ---------           ---------
                                                                                     ---------           ---------

Per share information:
   Weighted average shares outstanding                                                 868,188             835,484
                                                                                     ---------           ---------
                                                                                     ---------           ---------
   Loss per common share
     Loss from continuing operations                                                 $  (0.795)          $  (0.247)
     Loss from discontinued operations                                                   0.004               0.063
     Estimated loss on disposal of Team Family segment                                      --               0.107
                                                                                     ---------           ---------
Net loss per common share                                                            $  (0.798)          $  (0.418)
                                                                                     ---------           ---------
                                                                                     ---------           ---------


          See accompanying notes to consolidated financial statements.

                             WORLD ASSOCIATES, INC.
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                                 ACCUMULATED
                                                          PREFERRED STOCK     PREFERRED STOCK      DEFICIT
                                       COMMON STOCK          SERIES A            SERIES B          (NOTE 5)        TOTAL
                                    -----------------    -----------------   -----------------   -----------    -----------
                                     SHARES    AMOUNT    SHARES    AMOUNT     SHARES   AMOUNT
                                    -------   -------    ------   --------   -------  --------   -----------    -----------
Balance at January 1, 1996          811,499   $81,235    10,000   $ 50,000    55,000  $ 50,050   $  (328,621)   $ (147,336)

Bonds converted to Stock                                 10,000     50,000                                          50,000

Issuance of stock for cash                               11,000     55,000    80,000   100,000                     155,000

Stock issued in consideration         1,429        14                                                                   14
  for loans received (Note 7)

Stock issued in consideration        78,035       780                                                                  780
  for services rendered
  (Note 7)

Net Loss for 1996                                                                                   (349,004)     (349,004)
                                    -------   -------    ------   --------   -------  --------    ----------     ---------
Balance at January 1, 1997          890,963    82,029    31,000    155,000   135,000   150,050      (677,625)     (290,546)

Bonds converted to Stock                                 20,800    104,000    20,000    25,000                     129,000

Issuance of stock for cash                               63,850    319,250    30,200    37,750                     357,000

Stock issued in consideration         1,071        11                                                                   11
  for loans received (Note 7)

Stock issued in consideration         5,500        55     1,250      6,250                                           6,305
  for services rendered
  (Note 7)

Net loss for 1997                                                                                   (692,998)     (692,998)
                                    -------   -------    ------   --------   -------  --------    ----------     ---------
Balance at December 31, 1997        897,534   $82,095   116,900   $584,500   185,200  $212,800   $(1,370,623)   $ (491,228)
                                    -------   -------    ------   --------   -------  --------    ----------     ---------
                                    -------   -------    ------   --------   -------  --------    ----------     ---------


          See accompanying notes to consolidated financial statements.

                             WORLD ASSOCIATES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                               1997                1996
                                                                             ---------           ---------
Cash flows from operating activities:
   Net loss                                                                  $(692,998)          $(349,004)
Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
   Depreciation and amortization                                                 3,616               1,211
Changes in assets and liabilities:
   (Increase) decrease in due from officer                                     (37,796)              9,000
   Decrease in prepaid expenses                                                  4,299                  --
   Decrease in inventory                                                            --              89,517
   (Increase) in other assets                                                   (1,855)                 --
   Increase (decrease) in accounts payable                                      99,882              (4,880)
   Increase in accrued interest                                                 25,279              31,054
   Increase (decrease) in due to employees                                      (1,364)              6,492
   Increase in deferred revenue                                                 11,111                  --
   Increase (decrease) in liabilities of discontinued operations               (17,836)             72,976
                                                                             ---------           ---------
     Total adjustments                                                          85,336             205,370
                                                                             ---------           ---------
     Net cash (used in) operating activities                                  (607,662)           (143,634)
                                                                             ---------           ---------
Cash flows from investing activities:
   Purchase of fixed assets                                                    (10,288)             (2,874)
                                                                             ---------           ---------
     Net cash (used in) investing activities                                   (10,288)             (2,874)
                                                                             ---------           ---------
Cash flows from financing activities:
   Net proceeds from issuance of common stock                                       65                 482
   Net proceeds from issuance of preferred stock series A                      429,500             105,000
   Net proceeds from issuance of preferred stock series B                       62,750             100,000
   Proceeds from notes payable                                                  65,000                  --
   Payments on notes payable                                                        --             (39,811)
   Proceeds from Bonds payable                                                  60,081                  --
   Payments on Bonds payable                                                                       (13,848)
                                                                             ---------           ---------
     Net cash provided by financing activities                                 617,396             151,823
                                                                             ---------           ---------
Net increase in cash                                                              (554)              5,315
Beginning-cash                                                                   5,315                  --
                                                                             ---------           ---------
Ending -- cash                                                               $   4,761           $   5,315
                                                                             ---------           ---------
                                                                             ---------           ---------
Supplemental Cash Flow Information:
   Non-cash Financing activities excluded above
     Preferred Stock, Series A issued for consulting services                    6,000                  --
     Common Stock issued for consulting services                                 2,320               2,015
     Common Stock issued as an inducement for notes payable                         25                  14
     Preferred Stock, Series A issued for bonds payable converted              104,000              50,000
     Preferred Stock, Series B issued for bonds payable converted               25,000                  --
                                                                             ---------           ---------
        Net non-cash Financing Activities                                      137,345              52,029
                                                                             ---------           ---------
                                                                             ---------           ---------


          See accompanying notes to consolidated financial statements.

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated in 1993 under the name of World Associates, Inc. The Company conducts destination golf schools using its instructional system to provide mental profile assessments. The Company also licenses learning center franchises which are located at independent sites where the Company's golf curriculum is taught.

Consolidation

The accompanying consolidated financial statements include the accounts of The Company and a 100% owned subsidiary. The Company's subsidiary was incorporated in 1996 under the name Team Family, in February 1997 amended articles of Incorporation were filed in Delaware to change the Company's name to Proformance Research Organization, Inc. ("PRO") All significant inter-company accounts and transactions have been eliminated.

Revenue recognition

Revenues are recognized in the period when the customer attends the golf school. Revenues collected in advance of attendance are deferred. Selling and promotional expenses are charged to expense as incurred.

Depreciation

The cost of equipment is depreciated over the estimated useful lives (5 years) of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions the affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods.

The Company attempts to make reasonably dependable estimates. However, uncertainties inherent in the estimation process, actual results could differ from those estimates.

Net loss per share

The net loss per share amounts are based on the weighted average number of common shares outstanding for the period.

Note 2:    PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost, less accumulated depreciation at December 31, 1997:

          Furniture and fixtures               $13,992
          Leasehold improvements                   336
          Equipment                             12,530
                                               -------
                                                26,858
          Less: Accumulated depreciation         8,977
                                               -------
                   Total                       $17,881
                                               -------
                                               -------

Note 3.    LEASE OBLIGATION

The Company leases office facilities of approximately 6,200 square feet under an operating lease arrangement for $2,700 per month. The lease expires on October 30, 1999.

Minimum future lease payments required as of December 31, 1997 under this non-cancelable operating lease are as follows:

          1998                                   $32,400
          1999                                    27,000
                                                 -------
          Total future minimum rental payments   $59,400
                                                 -------
                                                 -------

Note 4.    RELATED PARTY TRANSACTIONS

During 1997 the Company advanced varying amounts to the president of the Company. The balance of the advances at December 31, 1997 was $40,300. These advances are unsecured and have no set interest or repayment terms.

On July 4, 1997, the Company entered into a binding Letter of Intent with Proformance Research Organization/Weiner, Inc. ("PROW"). The president and the sole shareholder of PROW is a director of the Company. Under this letter of intent, PROW agreed, on or before the final day of an offering of the Company's stock, (see note 10), to subscribe for and purchase a number of shares of the Company's preferred stock.

Note 5.    NOTE PAYABLE, EMPLOYEE

The note payable, employee bears interest at the rate of 10% per annum. Principle and interest is due February 1, 1998. The note is unsecured.

Note 6.    LONG TERM DEBT

Following is a summary of long term debt at December 31, 1997:

          10% promissory note payable to a stockholder, converted to a 12%
          bond, interest payable semi annually due 2002.                                           $ 50,000

          12% convertible bonds payable to stockholders, interest payable semi-annually (currently in default), convertible at any time into Series A Convertible Preferred Stock at rate of $5 per share, annually redeemable on the anniversary date of issuance at the
          holders option, unsecured                                                                 235,000

          12% convertible bonds payable, interest payable semi-annually
          (in default), convertible at any time into Series A
          Convertible Preferred Stock at rate of $5 per share, annually redeemable on the anniversary date of issuance at the holders
          option, unsecured                                                                           5,000
                                                                                                   --------
                                                                                                   $290,000
                                                                                                   --------
                                                                                                   --------

Note 7.    STOCKHOLDERS' EQUITY

During 1997 the company issued 5,500 shares of Common Stock and 1,250 shares of Series A Convertible Preferred Stock ("Series A") in exchange for consulting services rendered. Also, during 1996 the Company issued 78,035 shares of Common Stock in exchange for consulting services rendered. The cost of the services has been charged to operations and stockholders' equity has been increased by $6,305 and $780, in 1997 and 1996, respectively.

During 1997 and 1996, respectively, the Company issued 1,071 and 1,429 shares of Common Stock as inducements for loan funds received.

The Company's Series A and Series B Convertible Preferred Stock ("Series B") have no voting rights and pay cumulative dividends at the rate of 0.000492% per share of the Company's pre-tax profits until such time as the holder shall have received $5 per share. Thereafter the dividend rate is 0.00005% of the Company's pre-tax profits. The dividend on the Series B stock shall be junior in preference to the dividend payable on the Series A stock and no dividends shall be paid on the Series B stock until the dividend payable on the Series A stock shall have been declared and paid or a sum sufficient for payment thereof set apart. There have been no dividends accrued for 1997 or 1996.

Each share of Series A stock and Series B stock is convertible into one share of common stock at any time at the option of the holder after the date of issuance. Series A stock and Series B stock will be automatically converted into common stock in the event that the Company completes a public offering of its common stock. (See Note 10)

Note 8.    DISCONTINUED OPERATIONS

On December 31, 1996, the company adopted a formal plan to dispose of the Team Family segment of the business, a system of parenting and family development on videotape and in a booklet. On December 31, 1996, the company wrote off its inventory at a book value of $89,517. As of December 31, 1997 the disposal has not yet been completed.

Net liabilities of discontinued operations consisted of the following at December 31, 1997:

          Accounts payable              $ 1,234
          Due to distributors            17,800
          Short-term note payable        35,000
          Accrued interest                1,106
                                        -------
                                        $55,140
                                        -------
                                        -------

Note 9.    DESTINATION GOLF SCHOOL AGREEMENTS

The company has agreements with both a Colorado and a Nevada golf course. In exchange for $64,675 in annual license fees the Company receives supplies, storage and access to golf facilities. The company's golf school revenues are generated from schools taught at these two locations and these costs are included in cost of revenues on the income statement

Note 10.   SUBSEQUENT EVENTS

The Company intends to offer 1,000,000 shares of common stock for sale in a registered public offering on Form SB-2 at a price of $5.00 per share.

Effective July 31, 1998, the Company merged into PRO, its wholly-owned subsidiary, with PRO surviving. Each issued and outstanding share of the Company's Series A stock converted into 3.5 shares of Series A stock of PRO. Each issued and outstanding share of the Company Series B converted into 3.5 shares of Series B of PRO. Each issued and outstanding share of the Company's common stock converted into 2.8 shares common stock of PRO. The currently issued and outstanding shares of PRO held by the Company were extinguished at the effective time of merger.

During January 1998, a director of the Company entered into a stock purchase agreement for preferred stock. The agreement provides that the investor will purchase a number of shares of the Company's preferred stock equal to the number of common shares not purchased in the above referenced offering at a purchase price of $5.00 per share. This purchase was previously agreed to pursuant to a letter of intent. On July 15, 1998, the Company entered into a Common Stock Purchase Agreement which modified the terms of the January agreement. The new agreement provides that the investor will purchase a number of shares of the Company's Common Stock equal to the number of common shares not otherwise purchased in the above-referenced offering at a purchase price of $5.00 per share. (See Note 4.)

Note 11.   INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The net operating loss carry forward as of December 31, 1997 is approximately $1,300,000 which will expire through year 2002. The tax benefit of the loss carry forward has been offset by a valuation allowance of the same amount. The expected tax benefit that would result from applying federal statutory tax rates to the pre-tax loss differs from amounts reported in the financial statements because of the increase in the valuation allowance.

Note 12.   CONTINUING LOSSES, DEFICIT IN EQUITY AND NEGATIVE WORKING CAPITAL

The consolidated financial statements have been prepared in conformity with generally accepted principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at December 31, 1997, current liabilities exceeded current assets by $169,137 and total liabilities exceed total assets by $491,228. The Company intends to offer common stock for sale in a Regulation A Public Offering (Note 10.) Management believes this offering will provide the opportunity to obtain additional capital.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue operations as a going concern is dependent upon its success in (1) obtaining additional capital; (2) paying its obligations timely; and (3) ultimately achieving profitable operations. The financial statements do not include any adjustments which might result from the outcome of these uncertainties.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                           (fka WORLD ASSOCIATES INC.)
                           CONSOLIDATED BALANCE SHEETS
                                OCTOBER 31, 1998
                                   (UNAUDITED)


                               ASSETS

Current assets
   Cash                                                                          $    38,623
   Accounts Receivable                                                                13,305
   Inventory                                                                           3,067
   Due from officer                                                                   40,300
                                                                                 -----------
      Total current assets                                                            95,295

Property and equipment - net of accumulated depreciation                              42,495
Other assets                                                                           5,168
                                                                                 -----------
                                                                                 $   142,958
                                                                                 -----------
                                                                                 -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Notes payable (Note 4)                                                        $   469,000
   Note payable, employee                                                            150,500
   Accounts payable and accrued expenses                                             347,435
   Deferred revenue                                                                   19,025
                                                                                 -----------
      Total current liabilities                                                      985,960
                                                                                 -----------

Long term debt (Note 5)
   Notes payable, stockholder                                                        106,000
   Bonds payable - stockholders                                                      235,000
   Bonds payable                                                                       5,000
                                                                                 -----------
      Total long term debt                                                           346,000
                                                                                 -----------

Net liabilities from discontinued operations (Note 6)                                 39,090
                                                                                 -----------


Stockholders' equity (deficiency) (Note 7)
   Preferred stock, Series A, convertible, cumulative, no stated value,            1,083,390
        500,000 shares authorized, 216,600 shares issued and outstanding
   Preferred stock, Series B, convertible, cumulative, no stated value,              212,800
        500,000 shares authorized, 185,200 issued and outstanding
   Common stock, no stated value, 10,000,000 shares authorized,                       82,131
        901,104 shares, issued and outstanding
   Accumulated deficit                                                            (2,606,413)
                                                                                 -----------
      Total stockholders' deficiency                                              (1,228,092)
                                                                                 -----------
                                                                                 $   142,958
                                                                                 -----------
                                                                                 -----------


     See accompanying notes to unaudited consolidated financial statements.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                           (fka WORLD ASSOCIATES INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1998 AND 1997
                                   (UNAUDITED)



                                                                          1998                  1997
                                                                      -----------           -----------
Revenue                                                               $   423,523           $   102,850
Cost of revenues                                                          215,032                36,659
                                                                      -----------           -----------
Gross profit                                                              208,491                66,191
                                                                      -----------           -----------

Operating expenses:
   Sales, general and administrative                                    1,380,519               628,916
   Depreciation                                                             3,000                 3,316
                                                                      -----------           -----------
      Total operating expenses                                          1,383,519               632,232
                                                                      -----------           -----------

Operating loss                                                         (1,175,028)             (566,041)

Interest expense                                                           60,762                23,142
                                                                      -----------           -----------

Loss from continuing operations                                        (1,235,790)             (589,183)

Discontinued operations:
   Loss from operations of Team Family segment, estimated
   to be disposed of on or before December 31, 1998 (Note 8)
                                                                               --                 3,063
                                                                      -----------           -----------
Net Loss                                                              $(1,235,790)          $  (592,246)
                                                                      -----------           -----------
                                                                      -----------           -----------

Per share information:
   Weighted average shares outstanding                                    901,104               868,188
                                                                      -----------           -----------
                                                                      -----------           -----------
   Loss per common share
      Loss from continuing operations                                 $    (1.371)          $    (0.679)
                                                                      -----------           -----------
                                                                      -----------           -----------
      Loss from discontinued operations                                        --           $    (0.004)
                                                                      -----------           -----------
                                                                      -----------           -----------
Net loss per common share                                             $    (1.371)          $    (0.682)
                                                                      -----------           -----------
                                                                      -----------           -----------


     See accompanying notes to unaudited consolidated financial statements.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                           (fka WORLD ASSOCIATES INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1998 AND 1997
                                   (UNAUDITED)


                                                                                 1998                  1997
                                                                             -----------           -----------
Cash flows from operating activities:
   Net Income                                                                $(1,235,790)          $  (592,246)
Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
   Depreciation and amortization                                                   3,000                 3,316
   Net Changes in operating assets and liabilities                               134,840                68,801
                                                                             -----------           -----------
      Net cash (used in) operating activities                                 (1,097,950)             (520,129)
                                                                             -----------           -----------
Cash flows from investing activities:
   Purchase of property and equipment                                            (27,614)               (4,176)
   Other                                                                              --                (1,505)
                                                                             -----------           -----------
      Net cash (used in) investing activities                                    (27,614)               (5,681)
                                                                             -----------           -----------

Cash flows from financing activities:
   Proceeds from issuance of Preferred Stock                                     498,890               472,315
   Proceeds from issuance of Common Stock                                             36                    --
   Proceeds from debt issuance                                                   660,500                60,081
                                                                             -----------           -----------
      Net cash provided (used) by financing activities                         1,159,426               532,396
                                                                             -----------           -----------
Net increase in cash                                                              33,862                 6,586
Cash and Cash Equivalents, Beginning of Year                                       4,761                 5,315
                                                                             -----------           -----------
Cash and Cash Equivalents, End of Year                                       $    38,623           $    11,901
                                                                             -----------           -----------
                                                                             -----------           -----------


     See accompanying notes to unaudited consolidated financial statements.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                           (fka WORLD ASSOCIATES INC.)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1998 AND 1997


1.   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principals for consolidated interim financial information and Regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by the generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the period presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the audited consolidated financial statements of the Company as of December 31, 1997 and for the two years then ended, including notes thereto, included elsewhere in this Prospectus.

2.   RECENT PRONOUNCEMENT

     SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

3.   CAPITAL STOCK

     During the ten months ended October 31, 1998, the Company issued 3,570 shares of Common Stock for $36 and issued 99,700 shares of Series A Convertible Preferred Stock for $498,890. There were no offering expenses.

4.   NOTES PAYABLE

     At October 31, 1998, the Company had various outstanding notes which are due and payable no later than October 31, 1999. The notes are unsecured and accrue interest at rates between 8% and 10%.

5.   LONG TERM DEBT

     Following is a summary of long term debt at October 31, 1998:

          10% promissory note payable to stockholder, convertible to a 12%
          bond, interest payable semi-annually due 2002.                             $106,000

          12% convertible bonds payable to stockholders, interest payable semi-
          annually (in default), convertible at any time into Series A
          Convertible Preferred Stock at a rate of $5 per share, annually redeemable on the anniversary date of issuance at the holder's option,
          unsecured.                                                                  235,000

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                           (fka WORLD ASSOCIATES INC.)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1998 AND 1997


          12% convertible bonds payable, interest payable
          semi-annually (in default), convertible at any time into
          Series A Convertible Preferred Stock at a rate of $5 per
          share, annually redeemable on the
          anniversary of the date of issuance at the holder's option, unsecured         5,000
                                                                                     --------
                                                                                     $346,000
                                                                                     --------
                                                                                     --------

6.   DISCONTINUED OPERATIONS

           On December 31, 1996, the Company adopted a formal plan to dispose of the Team Family segment of the business, a system of parenting and family development on videotape and in a booklet. On December 31, 1996, the Company wrote off its inventory at a book value of $89,517. As of October 31, 1998, the disposal had not yet been completed.

7.   PROFORMA STOCKHOLDER EQUITY

           Assuming the conversion of the Series A and Series B Preferred Stock upon the closing of the Company's anticipated Initial Public Offering and including the net proceeds of such offering, the Stockholders' equity section of the Company's Balance Sheet would be as follows:


                                                                                     Proforma
                                                                                   Stockholders'
                                                                                      Equity
                                                                                   -------------
Stockholders' equity (deficiency)
   Preferred stock, Series A, convertible, cumulative, no         $  1,083,390     $         --
        stated value, 500,000 shares authorized, 216,600
        shares issued and outstanding
   Preferred stock, Series B, convertible, cumulative, no              212,800               --
        stated value, 500,000 shares authorized, 185,200
        issued and outstanding
   Common stock, no stated value, 10,000,000 shares                     82,131        5,628,321
        authorized, 901,104 shares, issued and
        outstanding (4,987,300) shares on a proforma
        basis)

   Accumulated deficit                                              (2,606,413)      (2,606,413)
                                                                  ------------     -------------
      Total stockholders' deficiency                              $ (1,228,092)    $  3,021,908
                                                                  ------------     -------------
                                                                  ------------     -------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Agency Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Placement Agent of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than Placement Agent discounts and commissions, are as follows:

                                                                   Amount*
                                                                  ---------
     Securities and Exchange Commission Filing Fee . . . . . . .  $   1,983
     NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . .      1,075
     Accounting Fees and Expenses. . . . . . . . . . . . . . . .     25,000
     Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . .      6,785
     Placement Agent Expenses. . . . . . . . . . . . . . . . . .    150,000
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . .     50,000
     Transfer Agent and Registrar Fees and Expenses. . . . . . .      1,500
     Printing Expenses . . . . . . . . . . . . . . . . . . . . .     13,000
     Miscellaneous Expenses. . . . . . . . . . . . . . . . . . .        657
                                                                  ---------
       Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $250,000
                                                                  ---------
                                                                  ---------

* All amounts are estimates except the SEC filing fee and the NASD filing fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since August 1995, the Registrant has issued and sold the unregistered securities set forth in the tables below. The information has been adjusted to reflect the conversion ratios of 3.5-to-1 for the Series A and B Preferred Stock.

COMMON STOCK:

DATE           PERSONS OR CLASS OF PERSONS     NUMBER OF SHARES    OFFERING PRICE       CONSIDERATION
12/31/95 -     3 consultants and 2 directors        129,800         $.0036/share        consulting services rendered in
04/04/96                                                                                connection with the development
                                                                                        of the Physical Edge golf
                                                                                        program and services as
                                                                                        directors valued at $463.56


07/01/96       Dave Bisbee                          87,500         $.0036/share         consideration for Distribution
                                                                                        Agreement

07/11/96 -     Louis G. Royston, Jr. (Employee)     28,000         $.0036/share         accounting services valued at
06/30/97                                                                                $100

11/01/96 -     Louis G. Royston, Jr., 3 Royston     92,500         $.0036/share         loan inducements valued at $333
12/31/98       family members (all of whom are
               accredited investors) 4 Global
               Financial customers (all of whom are
               accredited investors), and 16 other
               accredited investors (4 of whom are
               past or present business associates
               of employees of the registrant)

10/23/98 -     5 individuals (all of whom are        7,000         $0.01/share          loan inducements valued at $70
11/02/98       accredited investors)

SERIES A PREFERRED STOCK:

DATE           PERSONS OR CLASS OF PERSONS     NUMBER OF SHARES    OFFERING PRICE       CONSIDERATION
10/31/96 -     3 individuals (brother of a          35,000          $1.43/share         conversion of debentures in
09/14/98       director of the registrant,                                              the total amount of $50,000
               business associate of William
               Leary, and distributor of the
               Company's products)

02/15/96 -     70 individuals, comprised of        508,200          $1.43/share         $726,000 cash
10/13/98       Global Financial Group, Inc.
               customers (all of whom are
               accredited investors), other
               accredited investors, family
               members of Louis G. Royston,
               Louis G. Royston, and business
               associates of employees of the
               registrant

03/31/98-      26 individuals (customers of        196,000          $1.43/share         $280,000 cash
07/10/98       Global Financial Group, Inc.
               all of whom are accredited
               investors)

SERIES B PREFERRED STOCK:

DATE           PERSONS OR CLASS OF PERSONS     NUMBER OF SHARES    OFFERING PRICE       CONSIDERATION
02/22/96       William Childs                      280,000          $0.36/share         $100,000 cash

03/14/97 -     Louis G. Royston, Jr.
07/31/97       (Employee), 2 Royston family        175,700          $0.36/share         $62,500 cash
               members, and one other accredited
               individual who is a past or
               present business associate of an
               employee of the registrant

CONVERTIBLE DEBENTURES:

DATE           PERSONS OR CLASS OF PERSONS     PRINCIPAL AMOUNT    CONSIDERATION
11/30/95 -     John C. Weiner (director),      $430,500            Convertible into shares of Series A
05/18/98       Louis G. Royston, Jr.                               Preferred Stock at a conversion price
               (Employee), William Childs, a                       of $1.43 per share
               relative of Mr. Weiner, 3
               business associates of employees
               of the registrant (all of whom are
               accredited), a distributor of the
               registrant's products, and 7 other
               individuals who were accredited
               and/or had made similar types of
               investments

COMMON STOCK PURCHASE WARRANTS:

DATE           PERSONS OR CLASS OF PERSONS     NUMBER OF WARRANTS    EXERCISE PRICE     CONSIDERATION
03/31/98 -     37 individuals (through              122,500         $6.00 per share     bridge loan inducement
12/31/98       Global Financial Group, Inc.,
               all of whom are accredited
               investors)

03/31/98 -     Global Financial Group, Inc.          11,200         $6.00 per share     compensation for obtaining
12/31/98                                                                                bridge loans

03/31/98 -     Global Financial Group, Inc.          19,600         $1.71 per share     compensation for placement of
07/10/98                                                                                Series A Preferred Stock

     The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2). Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. The securities were offered and sold by the registrant without any underwriters, except for the Global Financial Group, Inc. assistance noted above. All of the purchasers were deemed to be sophisticated with respect to an investment in securities of the registrant by virtue of their financial condition and/or relationship to members of management of the registrant. For sales made with the assistance of Global Financial Group, Inc., Global was paid a cash sales commission of 10% of the cash consideration received by the registrant and the warrants described above.

ITEM 27.  EXHIBITS

     The exhibits are as set forth in the Exhibit Index.

ITEM 28.  UNDERTAKINGS

     The Registrant hereby undertakes to provide the Placement Agents at the closing specified in the Placement Agent Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

     The Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 26th day of January, 1999.

                                       PROFORMANCE RESEARCH ORGANIZATION, INC.


                                       By:  /s/ William D. Leary
                                          -------------------------------------
                                          William D. Leary
                                          PRESIDENT, TREASURER AND DIRECTOR

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                                       DATE
/s/ William D. Leary          President, Treasurer and Director            January 26, 1999
---------------------------   (Principal Executive, Financial
William D. Leary              and Accounting Officer)


/s/ Robert B. Lange/WDL       Director                                     January 26, 1999
---------------------------
Robert B. Lange, by William
D. Leary, his attorney-in-fact


/s/ John C. Weiner/WDL        Director                                     January 26, 1999
---------------------------
John C. Weiner, by William D.
Leary, his attorney-in-fact

                                 EXHIBIT INDEX

    Exhibit    Title
     1.1*      Agency Agreement dated ______________, 1998 between the Company and Global Financial Group, Inc.
     1.2*      Escrow Agreement dated September 30, 1998 among the Company,
               Global Financial Group, Inc. and Bank Windsor as escrow agent
     1.3*      Warrants to Purchase Common Stock to be issued to Global Financial Group, Inc.
     3.1*      Amended and Restated Certificate of Incorporation
     3.2*      Bylaws
     4.1*      Reference is made to Exhibits 3.1 and 3.2
     5.1       Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
     10.1*     Distribution Agreement between the Company and Dave
               Bisbee, dated August 22, 1996
     10.2*     Distribution Agreement between the Company and
               William D. Leary
     10.3*     Lease between Fernal Inc. and William D. Leary and the
               Company, dated May 1, 1997, as amended by an Addendum
               to Lease between Mach One and World Associates, Inc.
               dated April 4, 1998
     10.4*     Common Stock Purchase Agreement with Proformance Research
               Organization/Weiner, Inc. dated July 15, 1998
     10.5*     Sublease dated April 21, 1998 between Mach One Corporation and
               Proformance Research Organization, Inc.
     10.6*     Employment Agreement between the Company and William D. Leary dated July 1, 1998
     10.7*     Consulting Services Agreement between Sunkyong U.S.A., Inc. and the Company dated May 6, 1997
     10.8*     Distribution Agreement between Renaissance Golf Products Inc. and the Company dated July 21, 1998
     10.9*     Amendment to Common Stock Purchase Agreement with Proformance
               Research Organization/Weiner, Inc. dated November 2, 1998
     23.1      Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.  Reference is made to Exhibit 5.1
     23.2      Consent of Stark Tinter & Associates, LLC.
     24.1*     Powers of Attorney.  Reference is made to page II-4 of the initial Registration Statement.
     27.*      Financial Data Schedule

-----------------
* Filed previously